UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RESORTS

Notice of 2017 Annual Meeting and Proxy Statement

Wynn Resorts

Notice of 2017

Annual Meeting and

Proxy Statement

Notice of Annual Meeting

Notice of Annual Meeting of Stockholders

to be held on April 21, 2017

To Our Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”), will be held at the Encore Ballroom at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, on April 21, 2017, at 9:00 am (local time).

Purpose of the Meeting

The Annual Meeting will be held for the following purposes:

1.	To elect three Class III directors to serve until the 2020 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement;

4.	To approve, on a non-binding advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers;

5.	To consider and vote on the stockholder proposal described in the Proxy Statement, if properly presented at the Annual Meeting; and

6.	To consider and transact such other business as may properly come before the Annual Meeting, or at any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only the Company’s stockholders of record at the close of business on February 24, 2017, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. Only such stockholders, their proxy holders and our invited guests may attend the Annual Meeting.

Notice Regarding Availability of Proxy Materials

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2016, are available at http://www.wynnresorts.com on the Company Information page under the “Annual Meeting” heading. On or about March 10, 2017, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our Annual Meeting materials (including the Proxy Statement and our Annual Report for the fiscal year ended December 31, 2016) and how to vote.

Your Vote is Important

Whether or not you plan to attend the Annual Meeting, you are encouraged to read the attached Proxy Statement and then cast your vote as promptly as possible by following the instructions in the notice you receive. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through an intermediary, such as a bank, broker or other nominee, unless you provide voting instructions to such person, your shares will not be voted on most matters being considered at the Annual Meeting and, therefore, your vote is especially important.

By Order of the Board of Directors

Kim Sinatra

Secretary

Las Vegas, Nevada

March 10, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2017

This Proxy Statement and our 2016 Annual Report on Form 10-K are available at http://www.wynnresorts.com on the Company Information page under the “Annual Meeting” heading.

Notice of Annual Meeting

General Information

Our 2017 Annual Meeting of Stockholders

This Proxy Statement is furnished to the stockholders of Wynn Resorts, Limited, a Nevada corporation (“Wynn Resorts”, “we” or the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies for its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 21, 2017, at the Encore Ballroom at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, at 9:00 am (local time), and at any adjournments or postponements thereof. Our principal executive offices are 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement and are more fully described herein.

The Board recommends a vote as follows:

Proposal Number	Proposal	Board Recommendation

1	Election of the three Class III director nominees named in this Proxy Statement to serve until the 2020 Annual Meeting of Stockholders	“FOR” each nominee

2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017	“FOR”

3	Approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement	“FOR”

4	Approval, on a non-binding advisory basis, of the frequency of future advisory votes to approve the compensation of our named executive officers	For “THREE YEARS”

5	Vote on a stockholder proposal described in this Proxy Statement, if properly presented	“AGAINST”

Voting and Solicitation

Only holders of record of shares of the Company’s common stock, par value $0.01 (“Common Stock”), as of the close of business on February 24, 2017, the record date fixed by the Board (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 101,917,880 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting.

At least a majority of the outstanding shares of Common Stock must be represented at the Annual Meeting, in person or by proxy, to constitute a quorum and to transact business at the Annual Meeting. Abstentions, broker non-votes and “withhold” votes are counted for purposes determining whether there is a quorum.

A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of the director nominees. Shares as to which a stockholder withholds voting authority and broker non-votes, which are described below, will not affect the outcome of the election.

For each other item to be acted upon at the Annual Meeting (Proposal Nos. 2, 3, 4 and 5), the item will be approved if the number of votes cast in favor of the item by the stockholders entitled to vote exceeds the number of votes cast in opposition to the item. Abstentions and broker non-votes will not be counted as votes cast on an item and, therefore, will not affect the outcome of these proposals. Shares represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the directions of stockholders indicated in their proxies. If no specification is made, shares represented by properly executed and unrevoked proxies will be voted in accordance with the specific recommendations of the Board set forth above. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

For a stockholder who holds his or her shares through an intermediary, such as a broker, bank or other nominee (referred to as “beneficial owners”), such intermediary will not be permitted to vote on Proposal 1 (the election of directors), Proposal 3 (approval of the compensation of our named executive officers (known as a “say-on-pay” vote)), Proposal 4 (approval of the frequency of future say-on-pay votes) or Proposal 5 (the stockholder proposal) if the stockholder does not provide the intermediary with applicable voting instructions (this situation is called a “broker non-vote”). Accordingly, we encourage you to vote your shares on all matters being considered at the Annual Meeting. Notwithstanding the occurrence of a broker non-vote, the intermediary may still vote the stockholder’s shares on Proposal 2 (ratification of Ernst & Young LLP as our independent auditor).

General Information

General Information

How You Can Vote

Stockholders of Record. For stockholders of record, there are four different ways you can vote:

•	By Internet. To vote via the Internet, use the website on the enclosed proxy card.

•	By Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card.

•	By Mail. To vote by mail, follow the instructions on the enclosed proxy card.

•	In Person. To vote in person, you must attend the Annual Meeting as instructed below and follow the procedures for voting announced at the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 11:59 p.m. Eastern Time on April 20, 2017. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

Beneficial Stockholders. For stockholders who own shares of the Company’s Common Stock through an intermediary, such as a broker, bank or other nominee, the intermediary is the stockholder of record but will vote your shares in accordance with your instructions. In order to have your shares voted, you will need to follow the instructions for voting provided by your broker, bank or other nominee.

Revocability of Proxies

Stockholders of Record. If you are a stockholder of record and you deliver a proxy pursuant to this solicitation, you may revoke that proxy at any time before it is voted by (a) giving written notice to our Corporate Secretary at the address set forth below, (b) delivering to our Corporate Secretary a later dated proxy, (c) submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed), or (d) voting in person at the Annual Meeting. Written notice of revocation or subsequent proxy should be sent to:

Wynn Resorts, Limited

c/o Corporate Secretary

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Beneficial Stockholders. If your shares are held through an intermediary, such as a bank, broker or other nominee, you must contact that person if you wish to revoke previously given voting instructions. In this case, attendance at the Annual Meeting, in and of itself, does not revoke a prior proxy.

Attending the Annual Meeting

Stockholders of Record. For stockholders of record, a government-issued photo identification that matches the stockholder’s name on the Company’s stock ledger as of the close of business on the Record Date must be presented to attend the Annual Meeting.

Beneficial Stockholders. For stockholders who own shares of the Company’s Common Stock through an intermediary, such as a broker, bank or other nominee, satisfactory proof of ownership of the Company’s Common Stock as of the close of business on the Record Date must be presented to attend the Annual Meeting. Satisfactory proof of ownership consists of a government-issued photo identification and a document that includes the stockholder’s name and confirms ownership as of the Record Date, such as (a) the Notice of Internet Availability that was mailed to the stockholder, (b) a copy of a voting instruction form mailed to the stockholder, or (c) a valid proxy signed by the record holder.

Persons who are not stockholders will be entitled to admission only if they have a valid legal proxy from a record holder and government-issued photo identification. Each stockholder may appoint only one proxyholder to attend on his or her behalf.

General Information

General Information

Notice of Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to some stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 10, 2017, we mailed to stockholders either a printed copy of our Annual Meeting materials or a Notice of Internet Availability containing instructions on how to access our Annual Meeting materials, including this Proxy Statement and our Annual Report for the fiscal year ending December 31, 2016. The Notice of Internet Availability also explains how to vote through the Internet or by telephone.

This electronic access process expedites stockholders’ receipt of our Annual Meeting materials, lowers the cost of our Annual Meeting and conserves natural resources. However, if you would prefer to receive a printed copy of our Annual Meeting materials, a paper proxy card or voting instructions card, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our Annual Meeting materials electronically or by mail, you will continue to receive these materials in that format unless you elect otherwise.

General Information

Proposal 1: Election of Directors

Under our Third Amended and Restated Articles of Incorporation (the “Articles”) and our Eighth Amended and Restated Bylaws (the “Bylaws”), the number of directors on our Board is established from time to time by resolution of the Board and must not be less than one nor more than thirteen members. Our Board currently has ten directors, divided into three classes, designated as Class I, Class II and Class III. Members of each class serve for a three-year term. At each annual meeting, the terms of one class of directors expire. The term of office of the current Class III directors will expire at the 2017 Annual Meeting. The term of office of the current Class I directors will expire at the 2018 Annual Meeting, and the term of office of the current Class II directors will expire at the 2019 Annual Meeting. The Board has nominated the three individuals listed below to serve as Class III directors for terms that commence upon election at the 2017 Annual Meeting. If elected at the 2017 Annual Meeting, each nominee would serve until the 2020 Annual Meeting and until his successor has been duly elected and qualified, or until his earlier death, resignation, removal or retirement. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve, or the Board may choose to reduce the size of the Board. At present, it is not anticipated that any nominee will be unable to serve.

Director Nominees

At a meeting on February 22, 2017, Mr. Wynn advised the Company’s Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) that pursuant to the Amended and Restated Stockholders Agreement dated as of January 6, 2010, his endorsed nominees included Robert J. Miller, Clark T. Randt, Jr., D. Boone Wayson and Elaine P. Wynn. The Committee, with Governor Miller and Mr. Wayson abstaining, recommended Governor Miller, Ambassador Randt and Mr. Wayson to the full Board and this recommendation was adopted by the Board, with Mr. Wynn abstaining. Accordingly, the Board is nominating the following individuals for election as Class III directors:

•	Robert J. Miller
•	Clark T. Randt, Jr.
•	D. Boone Wayson

Biographical and other information concerning these and the continuing directors serving on our Board is provided below. Also included are the key skills and qualifications of our directors supporting their service.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION

OF THE NOMINEES LISTED ABOVE.

Director Biographies and Qualifications

Class III Director Nominees for Election

Robert J. Miller. Governor Miller, 71, has served as a director of the Company since October 2002. Governor Miller serves as the Company’s Lead Independent Director, Chairman of the Corporate Governance Committee and as a member of the Audit Committee. Governor Miller is also the Chairman of the Company’s Compliance Committee and serves as the Company’s Compliance Director. In September 2000, Governor Miller founded Robert J. Miller Consulting, a company that provides assistance in establishing relationships with, and building partnerships between, private and government entities on the local, state, national and international level. From 1987 to 1989 he served as Lieutenant Governor of the State of Nevada and from January 1989 until January 1999, as Governor of the State of Nevada. From 1996 to 1997 he was the Chairman of the National Governors Association. From 1979 to 1987, Governor Miller was the Clark County District Attorney and from 1984 to 1985, the President of the National District Attorney’s Association. Governor Miller has also served as a Justice of the Peace, Police Department Attorney and Deputy District Attorney.

Experience, qualifications, attributes and skills. Governor Miller’s extensive experience in regulatory and legal compliance, and in Nevada and federal government and politics, brings unique expertise and insight into law enforcement and state regulatory and public policy issues that directly impact the Company’s operations. In addition, his legal background and knowledge of Nevada gaming regulation support his service as Chairman of the Company’s Compliance Committee, which role is important in maintaining our regulatory structure and probity. In addition to serving the longest period as a Governor of the State of Nevada, Governor Miller has long standing experience in law enforcement, including terms as an elected judge, police attorney and elected district attorney.

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Clark T. Randt. Jr. Ambassador Randt, 71, has served as a director of the Company since October 2015. Ambassador Randt is currently President of Randt & Co. LLC, which advises firms with interests in China. Ambassador Randt has been a Director of Valmont Industries since February 2009, a Director of United Parcel Service since August 2010, and a Director of Qualcomm Inc. since October 2013. Ambassador Randt is also a member of the Council on Foreign Relations. From July 2001 to January 2009, Ambassador Randt served as the United States Ambassador to the People’s Republic of China. Prior to that, he was a partner at the international law firm of Shearman & Sterling, heading the firm’s substantial China practice from Hong Kong. Ambassador Randt is a member of the

New York bar association and was admitted to the Hong Kong bar association and has over 25 years of experience in cross-border corporate and finance transactions. Ambassador Randt served as former Governor and First Vice President of the American Chamber of Commerce in Hong Kong and from 1982 to 1984, he served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing. In 1974, Ambassador Randt was the China representative of the National Council for United States-China Trade. From 1968 to 1972, Ambassador Randt served in the United States Air Force Security Service.

Experience, qualifications, attributes and skills. Ambassador Randt’s service as the U.S. Ambassador to the People’s Republic of China and his ongoing expertise regarding China give him a unique perspective on international business and foreign policy issues. Additionally, his fluency in Mandarin Chinese and extensive China experience make him well-suited to meaningfully contribute to the Board’s oversight of the Company’s operations in Macau.

D. Boone Wayson. Mr. Wayson, 64, has served as a director of the Company since August 2003. Mr. Wayson serves as a member of the Audit Committee and as a member of the Corporate Governance Committee. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other real estate and business ventures.

Experience, qualifications, attributes and skills. Mr. Wayson’s experience in the real estate and gaming businesses contributes to the Board’s ability to assess and oversee these critical aspects of the Company’s  business and to  provide  insights to  the Company’s operations.   Mr. Wayson has  extensive

operational experience in the casino finance and marketing areas, beginning as casino controller and ultimately managing a resort casino property in Atlantic City, N.J. The Board benefits from Mr. Wayson’s first-hand experience in operations and utilizes his knowledge of the business, especially in the finance, gaming and marketing areas, to identify, manage and monitor risk.

Directors Continuing in Office

Class I Directors (Term expires at 2018 Annual Meeting)

John J. Hagenbuch. Mr. Hagenbuch, 65, has served as a director of the Company since December 2012. Mr. Hagenbuch serves as the Chairman of the Audit Committee and as a member of the Compensation Committee. Mr. Hagenbuch is Chairman of M&H Realty Partners and WestLand Capital Partners, investment firms he co-founded in 1994 and 2010, respectively. Previously, Mr. Hagenbuch was a General Partner of Hellman & Friedman, a private equity firm that he joined as its third partner in 1985.

Experience, qualifications, attributes and skills. Mr. Hagenbuch brings to our Board deep corporate strategy and financial expertise gained over thirty years as a private equity investor and as a director of both public and private companies.

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Patricia Mulroy. Ms. Mulroy, 64, has served as a director of the Company since October 2015. Ms. Mulroy serves as a member of the Corporate Governance Committee and also serves as a member of the Company’s Compliance Committee. Ms. Mulroy is currently a member of the Global Agenda Council on Water of the World Economic Forum. She is also a Senior Fellow for Climate Adaptation and Environmental Policy at UNLV’s Brookings Mountain West, Distinguished Maki Faculty Advisor at the Desert Research Institute, and a Senior Fellow in the Brookings Institution’s Metropolitan Policy Program in Washington D.C. From July 2014 through October 2015, Ms. Mulroy served on the Nevada Gaming Commission. From 1995 to 2014, Ms. Mulroy was Nevada’s representative on Colorado River

Basin issues, serving as the lead negotiator from 2007 to 2014. From 1993 to 2014, Ms. Mulroy served as General Manager of the Southern Nevada Water Authority. Ms. Mulroy also served as the General Manager of the Las Vegas Valley Water District from 1989 to 2014. Prior to 1989, Ms. Mulroy held various positions in the public sector in Nevada.

Experience, qualifications, attributes and skills. Ms. Mulroy brings more than 30 years of government experience to the Board, serving in numerous leadership roles focusing on Nevada’s public infrastructure. Additionally, Ms. Mulroy’s experience on the Nevada Gaming Commission brings experience and insight into state regulatory and public policy issues impacting the Company’s operations.

J. Edward Virtue. Mr. Virtue, 56, has served as a director of the Company since November 2012. Mr. Virtue serves as Chairman of the Compensation Committee and as a member of the Corporate Governance Committee. Mr. Virtue is the Chief Executive Officer and Founder of MidOcean Partners, an alternative asset manager based in New York. MidOcean’s private equity and hedge funds are focused on investing in middle market companies. Prior to founding MidOcean in 2003, Mr. Virtue held senior positions at financial service firms Deutsche Bank, Bankers Trust and Drexel Burnham Lambert.

Experience, qualifications, attributes and skills. Mr. Virtue has extensive financial experience as a fund manager and business investor, including experience in the gaming, hospitality and consumer products industries. The continuing challenges of the global economic environment require sophisticated and diverse experience in capital markets, which Mr. Virtue provides.

Class II Directors (Term expires at 2019 Annual Meeting)

Dr. Ray. R. Irani. Dr. Irani, 82, has served as a director of the Company since October 2007. Dr. Irani serves as a member of the Corporate Governance Committee. Dr. Irani is the former Executive Chairman, Chairman and Chief Executive Officer of Occidental Petroleum Corporation, an international oil and gas exploration and production company with operations throughout the world. He is a member of The Conference Board and the Council on Foreign Relations. Dr. Irani is a Trustee of the University of Southern California. He is also a member of the Board of Directors of the Los Angeles World Affairs Council.

Experience, qualifications, attributes and skills. After the opening of Wynn Macau in 2006, the Company sought additional representation on the Board by executives with experience in managing international operations and keen insight into issues relevant to companies with global operations, which are of great importance to the Company. Dr. Irani was elected to the Board in 2007, and the Company continues to benefit from his extensive international business experience.

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Jay L. Johnson. Admiral Johnson, 70, has served as a director of the Company since August 2016. Admiral Johnson serves as a member of the Compensation Committee. In December 2012, Admiral Johnson retired as Chairman and Chief Executive Officer of General Dynamics Corporation, a publicly traded manufacturer of defense, aerospace, and other technology products. From 2000 to 2008, he served in various senior executive roles at Dominion Resources Inc., a publicly traded energy company, including as Chief Executive Officer of Dominion Virginia Power. Prior to 2000, he had a distinguished 32-year career in the U.S. Navy. He retired in July 2000, after serving as chief of naval operations and a member of the Joint Chiefs of Staff since 1996. Admiral Johnson is a member of the Council on Foreign Relations and currently serves as a director of International Paper Company, the USAA, the U.S. Naval Academy Foundation, and The Peregrine Fund.

Experience, qualifications, attributes and skills. Admiral Johnson’s experience as an executive and director of various public companies contributes to the Board’s ability to guide corporate strategy and oversee public company governance. Additionally, the Board benefits from Admiral Johnson’s distinguished 32-year military career, which provides valuable public policy and government relations experience as well as extensive leadership and strategic skills.

Alvin V. Shoemaker. Mr. Shoemaker, 78, has served as a director of the Company since December 2002. Mr. Shoemaker serves as a member of the Compensation Committee and as a member of the Audit Committee. Mr. Shoemaker was the Chairman of the Board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker currently serves as a member of the board of directors of Huntsman Corporation.

Experience, qualifications, attributes and skills. Mr. Shoemaker’s deep experience as a financial executive serving as the Chairman of First Boston contributes to the Board’s oversight of the Company’s financial matters.

Stephen A. Wynn. Mr. Wynn, 75, has served as Chairman and Chief Executive Officer of the Company since June 2002. Mr. Wynn has been an Executive Director, the Chairman of the Board of Directors and Chief Executive Officer of Wynn Macau, Limited, a majority owned subsidiary of the Company, since September 2009 and President of Wynn Macau, Limited until January, 2014. Mr. Wynn has also served as Director, Chairman and Chief Executive Officer of Wynn Resorts (Macau) S.A. since October 2001. Mr. Wynn serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. During his time as Chairman, Chief Executive Officer and President of Mirage Resorts, Mr. Wynn developed, opened and operated The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In February 2017, Mr. Wynn was named the Finance Chairman of the Republican National Committee.

Experience, qualifications, attributes and skills. Mr. Wynn is the founder and creative and organizational force of Wynn Resorts. Mr. Wynn’s over 47 years of experience in the industry have contributed to his brand name status as the preeminent designer, developer and operator of destination casino resorts. Mr. Wynn’s involvement with our casino resorts provides a distinct advantage over other gaming enterprises.

Proposal 1: Election of Directors

Corporate Governance

Overview

Our Governance Program. Our Board and management are committed to sound and effective corporate governance. Consistent with this commitment, the Company has established a comprehensive corporate governance framework, with policies and programs designed not only to satisfy the extensive regulatory requirements applicable to our business but also to build value for the Company’s stockholders and promote the vitality of the Company for its customers, employees and the other individuals and organizations that depend upon it. The key components of our corporate governance framework are set forth in the following documents:

•	Articles and Bylaws;

•

Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board’s position on a number of governance issues, including a requirement that all independent directors meet the heightened independence criteria applicable to audit committee members under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of NASDAQ;

•	Code of Business Conduct and Ethics applicable to all directors, officers, employees and certain independent contractors;

•	Written charters for each of our standing Committees of the Board, which are comprised solely of independent directors: the Audit Committee, Compensation Committee and Corporate Governance Committee;

•

Written compliance programs for our corporate and property level compliance committees to set forth our guidelines and expectations regarding compliance with applicable regulatory requirements including, among other things, gaming regulations in each jurisdiction in which we operate, and applicable federal laws and regulations related to anti-money laundering and the Foreign Corrupt Practices Act; and

•	Stock Ownership Guidelines.

Other than the compliance programs, each of the above documents is available on our website at http://www.wynnresorts.com under the heading “Corporate Governance” on the Company Information page.

Corporate Social Responsibility. We are committed to operating our business in a manner that incorporates our core values of compassion and responsibility, including participating in wide-ranging community service and philanthropic efforts that assist underserved communities in the markets in which we operate. Our 2015 Corporate Social Responsibility Report is currently available on our website.

Board Leadership Structure

The Board has given careful consideration to the leadership model that best serves the interests of our stockholders. The Board has determined that the interests of all stockholders are currently best served with Mr. Wynn serving in a combined Chairman and Chief Executive Officer (“CEO”) position with Governor Miller serving in the Lead Independent Director role. The Board also believes that the issue of whether to combine or separate the offices of Chairman and CEO is part of the succession planning process and that it is in the best interests of the Company for the Board to periodically evaluate and make a determination whether to combine or separate the roles based upon current circumstances.

Chairman and CEO. Mr. Wynn has served as the Chairman and CEO of the Company since its formation in 2002. We believe that during his tenure, Mr. Wynn has delivered exceptional value to our stockholders. Under Mr. Wynn’s leadership, from our initial public offering in 2002 through the end of 2016, we have paid approximately $6.4 billion, or $58.75 per share, in dividends to our stockholders. Our stockholders have seen a compounded annual total stockholder return (including reinvestment of dividends) of 19% over the same timeframe.

Mr. Wynn is the founder, creator and name behind our brand. We believe he brings extraordinary talent to our Company that is unrivaled in our industry. In addition, the Board believes that Mr. Wynn’s combined role as Chairman and CEO promotes unified leadership and direction for the Board and management, and provides focused leadership for the Company’s operational and strategic efforts.

Lead Independent Director. Governor Miller currently serves as our Lead Independent Director. The Lead Independent Director is elected annually by the independent members of the Board. In accordance with the specific duties prescribed in

Corporate Governance

Corporate Governance

our Corporate Governance Guidelines, the Lead Independent Director’s responsibilities include: (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) overseeing and reviewing information sent to the Board; (iii) approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; (iv) acting as the liaison between the Chairman and the independent directors; (v) overseeing the Company’s engagement with stockholders on corporate governance and other appropriate issues, including being available, if requested by stockholders, when appropriate, for consultation and direct communication with significant stockholders; and (vi) performing such additional functions as designated by the Board. The Lead Independent Director also has the authority to call executive sessions of the independent directors.

Other Board Governance Measures. The combined role of Chairman and CEO is further balanced by the Board’s demonstrated commitment and ability to provide independent oversight of management. As discussed in greater detail below, eight of the ten members of our Board satisfy the most stringent requirements of independence under the Exchange Act and NASDAQ for audit committee members, and the Audit, Compensation, and Corporate Governance Committees are each comprised entirely of independent members of the Board. We believe this structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. In addition, the Company is subject to stringent regulatory requirements and oversight, combining our internal controls with third-party monitoring of the Company’s operations. The independent members of the Board meet separately in executive session at each regular meeting of the Board. The members of the Audit Committee also meet separately in executive session with each of the Company’s independent auditors, General Counsel, Chief Audit Executive, Chief Financial Officer and Compliance Officer. The Lead Independent Director is responsible for communicating to the CEO and management all concerns that arise during executive sessions. In addition, all Committee agendas and all agendas for meetings of the Board are provided in advance to all independent members of the Board. The independent directors are encouraged to, and do, review the proposed agenda items and add additional items of concern or interest. Further, our CEO’s compensation is established and reviewed by the Compensation Committee, all of whose members are independent. The Compensation Committee engages an independent third party to evaluate the level of the compensation provided to our named executive officers. This evaluation was last completed in 2016 by Frederic W. Cook & Co., Inc. Please refer to the “Compensation Discussion and Analysis” beginning on page 19 for the details of this review.

Director Independence

The Board has determined that eight of its ten members are independent under standards set forth in our Corporate Governance Guidelines and NASDAQ listing standards. The Board has further determined that each of the eight independent directors also meet the additional, heightened independence criteria applicable to audit and compensation committee members under the Exchange Act and NASDAQ listing standards. The eight independent directors are Ms. Mulroy and Messrs. Hagenbuch, Irani, Johnson, Miller, Shoemaker, Virtue and Wayson. Based upon information requested from each director concerning his or her background, employment and affiliations, the Board has affirmatively determined that none of the independent directors has a direct or indirect relationship with the Company that could interfere with the exercise of the director’s independent judgment in carrying our his or her responsibilities. In assessing independence, the Board considered all relevant facts and circumstances, including that none of the independent directors or their immediate family members has any economic relationship with the Company other than the receipt of his or her director’s compensation and compensation provided to directors’ immediate family members, as defined under NASDAQ listing standards, which was less than $120,000 in the aggregate and was not for consulting or advisory services. None of the independent directors or their immediate family members is engaged in any related party transaction with the Company.

Mr.  Wynn and Ambassador Randt have been determined not to be independent.

Meetings of the Board of Directors and Stockholders

The Board met 12 times during 2016. All of the members of our Board attended at least 75% of the meetings held by the Board and the Committees on which they served during the periods in which they served. In addition, the independent directors met in executive session, without management present, at each regular meeting of the Board.

In accordance with our Corporate Governance Guidelines, each of our directors is invited and encouraged to attend the Annual Meeting. All of our directors then serving on the Board attended the 2016 Annual Meeting.

Corporate Governance

Corporate Governance

Other Governance Measures

Director Resignation Policy. In 2013, the Board implemented a Director Resignation Policy. Under this policy, if any director in an uncontested election does not receive over 50% of the votes cast, meaning that the director receives more “withhold” votes than “for” votes, the director is required to tender his or her resignation to the Chairman of the Board within five days of the election. The members of the Board (other than the affected director) then have the discretion to accept the resignation or not and the affected director must abide by the Board’s decision.

Stock Ownership Guidelines. The Company has rigorous Stock Ownership Guidelines that are applicable to members of the Board and each of the Company’s senior corporate officers. The guidelines require that (i) each director achieve ownership of an amount of Common Stock of the Company for which the fair market value owned equals or exceeds three times such director’s annual cash retainer, (ii) the Company’s CEO achieve ownership of an amount of Common Stock of the Company for which the fair market value of Common Stock owned equals or exceeds ten times his base salary, and (iii) each of the Company’s President, Chief Operating Officer, Chief Financial Officer and any Executive Vice President achieve ownership of an amount of Common Stock of the Company for which the fair market value of Common Stock owned equals or exceeds three times such officer’s base salary. Ownership requirements should be met for executives within three years of appointment to office and for directors within five years of election to the Board, with vested options and all restricted stock grants counted toward satisfaction of ownership guidelines. Any failure to meet guidelines will be referred to the Corporate Governance Committee for consideration. Compliance with the guidelines is reviewed once a year. As of April 2016, all members of the Board and senior corporate officers then serving satisfied the guidelines.

Policy Regarding Prohibited Transactions. Pursuant to the Company’s Trading Policy, our directors and executive officers are prohibited from engaging in speculative transactions in Company securities, such as trading in puts and calls, or selling securities short, and from all hedging and prospective pledging of Company securities as collateral for any loan, including by holding securities in a margin account and obtaining a loan or other margin credit under such account, unless approved in advance by the Board.

Director Education. In accordance with our Corporate Governance Guidelines, all of our directors are expected to maintain the necessary level of expertise to perform their responsibilities as directors. The directors of Wynn Macau, Limited participate in the Company’s regular compliance training program with the most recent training session held in March 2016. In February 2017, directors of the Company participated in our annual compliance training conducted by the Company’s outside counsel.

Risk Oversight

The Board has an active role in overseeing the Company’s areas of risk. The Board and its Committees regularly review information regarding the Company’s risk profile and have, in consultation with management and the Company’s independent auditors, identified specific areas of risk including: regulatory compliance; legal, legislative and political conditions; capital availability and liquidity; gaming credit extension and collection; construction; catastrophic events; and succession planning. The Board (as a whole and through its Committees) has reviewed and approved management’s process for identifying, managing and mitigating these risks. While the full Board has overall responsibility for risk oversight, the Board has assigned certain areas of risk oversight to its Committees as well as to the Company’s Compliance Committee. Throughout the year, the Board, its Committees and the Company’s Compliance Committee receive reports from management that include information regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board, its Committees and the Company’s Compliance Committee dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The Audit Committee is primarily responsible for the oversight of credit, related party, construction and general financial risks. The Company’s Compliance Committee primarily oversees risks relating to regulatory, security and political compliance. For the 2016 fiscal year, management completed a review of the Company’s compensation policies and practices and presented its analysis to the Compensation Committee. The Compensation Committee concurred with management’s conclusion that such policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

Corporate Governance

Corporate Governance

Standing Committees

The Board of Directors has three standing committees, each comprised solely of independent directors: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The written charters for these Committees are available on our website at http://www.wynnresorts.com under the heading “Corporate Governance” on the Company Information page.

Name and Members	Responsibilities	Meetings in 2016
Audit Committee John J. Hagenbuch (Chairman) Robert J. Miller Alvin V. Shoemaker D. Boone Wayson The Audit Committee, after review of each individual’s employment experience and other relevant factors, has determined that Messrs. Hagenbuch, Shoemaker and Wayson are qualified as audit committee financial experts within the meaning of SEC regulations.

•   appointing, approving the compensation and retention of, and overseeing the independent auditors

•   reviewing and discussing with the independent auditors and management the Company’s earnings releases and quarterly and annual reports as filed with the SEC

•   reviewing the adequacy and effectiveness as well as the scope and results of the Company’s internal auditing procedures and practices

•   overseeing the Company’s compliance program with respect to legal and regulatory compliance, and the Company’s policies and procedures for monitoring compliance

•   meeting periodically with management to review the Company’s major risk exposures and the steps management has taken to monitor and control such exposures

•   reviewing and approving the Company’s decision to enter into certain swaps and other derivative transactions

At each of its regular meetings, the Audit Committee meets in executive session with the Company’s independent auditors, General Counsel, Chief Audit Executive, Chief Financial Officer and Compliance Officer to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters.

The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

11
Compensation Committee John J. Hagenbuch Jay L. Johnson Alvin V. Shoemaker J. Edward Virtue (Chairman)

•   reviewing the goals and objectives of the Company’s executive compensation plans

•   reviewing the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans and, as appropriate, recommending that the Board adopt new plans or amend the existing plans

•   assessing the results of the Company’s most recent advisory vote on executive compensation

•   appointing, approving the compensation and retention of, and overseeing any compensation consultants or other advisors retained by the Compensation Committee

•   assessing whether the work of any compensation consultant has raised any conflict of interest

•   annually evaluating the performance of the CEO of the Company, overseeing the evaluation of performance of the other officers of the Company and its operating subsidiaries, and setting compensation for the CEO, other named executive officers, and other members of our most senior management

•   reviewing and approving equity awards and supervising administrative functions pursuant to the Company’s equity plans

6

Corporate Governance

Corporate Governance

Name and Members	Responsibilities	Meetings in 2016

•   reviewing and approving any employment agreement between the Company (or any of its subsidiaries) and any individual in which annual base salary is or exceeds $500,000, regardless of position involved; all grants of equity compensation; bonuses for employees with annual base salaries of $250,000 or greater; all bonuses in excess of 50% of base salary (regardless of annual base salary amount) and the bonus pool for all bonuses to be paid

•   reviewing and recommending to the full Board the type and amount of compensation for Board and Committee service by non-management members of the Board

•   reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures in the Company’s proxy statement

Nominating and Corporate Governance Committee Dr. Ray Irani Robert J. Miller (Chairman) Patricia Mulroy J. Edward Virtue D. Boone Wayson

•   identifying, evaluating and recommending candidates qualified to serve as directors of the Company

•   assessing the qualifications and independence of Board members and making appropriate recommendations to the Board

•   evaluating the suitability of potential director nominees proposed by management or the stockholders

•   reviewing and making recommendations regarding the composition of the Board and the Board committees

•   reviewing and making recommendations regarding the Board’s leadership structure

•   developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and overseeing corporate governance matters generally

•   overseeing and, as it determines appropriate, designating directors to participate in the Company’s engagement with stockholders

•   overseeing the annual evaluation of the Board as a whole and the standing committees of the Board

5

Corporate Compliance Committee. In accordance with Nevada gaming laws, the Company has a Compliance Committee. The purpose of this committee is to assist the Company in maintaining the highest level of regulatory compliance, including, among other things, overseeing the administration of the Company’s Gaming Compliance Program. In their roles as directors, Governor Miller and Ms. Mulroy currently serve as the Chairman and member of this committee, respectively.

Corporate Governance Committee; Director Nominating Procedures and Diversity. The Corporate Governance Committee seeks to have the Board represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and composition. The Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. The Corporate Governance Committee may, from time to time, develop and recommend additional criteria for identifying and evaluating director candidates. In addition, the Corporate Governance Committee examines a candidate’s other commitments, potential conflicts of interest and independence from management and the Company.

The Corporate Governance Committee implements its policy with regard to considering diversity by annually reviewing with the Board the Board’s composition as a whole and recommending, if appropriate, measures to be taken so that the Board reflects the appropriate balance of knowledge, depth, diversity of backgrounds and experience, and the skills and expertise required for the Board as a whole. The Corporate Governance Committee assesses the effectiveness of this policy by periodically reviewing the Board membership criteria with the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole and in individual directors, as the Company’s needs evolve and change over time.

Corporate Governance

Corporate Governance

The Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Corporate Governance Committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board. In addition, the Company may from time to time hire a third-party search firm to assist in identifying and vetting potential Board candidates. The Corporate Governance Committee will also consider director candidates recommended by stockholders on the same basis as it considers all other candidates. In considering such candidates, the Corporate Governance Committee will take into consideration the Board’s current size and composition; the needs of the Board, including the skills and experience of existing directors; and the qualifications of the candidate. To have a candidate considered by the Corporate Governance Committee, a stockholder must comply with all applicable provisions of the Bylaws, must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the stockholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the candidate’s consent to be named as a director if selected by the Corporate Governance Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to Wynn Resorts, Limited, c/o Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and must, in accordance with our Bylaws, be received by the Corporate Secretary not later than the close of business on the 90th day prior to the first anniversary of the Company’s most recent Annual Meeting of Stockholders and not earlier than the close of business on the 120th day prior to such anniversary.

If the Corporate Governance Committee determines to pursue consideration of a person who has been identified as a potential candidate, the Corporate Governance Committee may take any or all of the following steps: collect and review publicly available information regarding the person, contact the person and request information from the candidate, conduct one or more interviews with the candidate and contact one or more references provided by the candidate or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Corporate Governance Committee’s evaluation process takes into account the person’s accomplishments and qualifications, including in comparison to any other candidates that the Corporate Governance Committee might be considering and does not vary based on whether or not a candidate is recommended by a stockholder.

Compensation Committee. The Compensation Committee sets all elements of compensation for our named executive officers based upon consideration of their contributions to the development and operating performance of the Company, and is primarily responsible for monitoring risks relating to the Company’s compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considers the recommendations of the CEO in establishing compensation for all named executive officers, other than the CEO. The CEO is not present during the voting or deliberations regarding his compensation. In addition, the CEO performs annual reviews of all of our senior management and makes recommendations to the Compensation Committee concerning their compensation. The Compensation Committee reviews the recommendations and makes final decisions regarding compensation for members of our senior management. The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. In 2016, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), a nationally recognized independent executive compensation consulting firm, to assist in performing its duties. FW Cook does not provide services to the Company other than the advice on director and executive compensation that it may provide the Compensation Committee when requested. In 2016, FW Cook provided the Compensation Committee with a peer group review and competitive compensation analysis, in connection with the Compensation Committee’s review of compensation levels of our named executive officers. The Compensation Committee retains sole responsibility for engaging advisors and meets with advisors, as needed, in the Compensation Committee’s sole discretion.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are appointed by the Board each year. The members of the Compensation Committee that served in 2016 were Ms. Mulroy (until February 23, 2017) and Messrs. Hagenbuch, Irani (until April 14, 2016), Johnson (as of August 22, 2016), Shoemaker and Virtue. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Corporate Governance

Corporate Governance

Director Communications

Stockholders who wish to communicate with the Board or any director, including the Lead Independent Director, or with any Committee of the Board, including the chair of any Committee, may do so by writing to the following address: Wynn Resorts, Limited, c/o Corporate Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All communications received will be opened by the office of our General Counsel for the purpose of assessing the nature of the communications. With the exception of advertising, promotions of a product or service, and patently offensive material, communications will be forwarded promptly to the addressee. In the case of communications addressed to more than one director, the General Counsel’s office will make sufficient copies of the contents to send to each addressee.

Corporate Governance

Director Compensation

Directors who are not employees of the Company currently receive fees for service on the Board and Committees as follows:

Board Service	• Monthly fee of $5,000
Audit Committee Service	• Member monthly fee of $1,250 • Chairman monthly fee of $2,500
Compensation Committee Service	• Member monthly fee of $1,000 • Chairman monthly fee of $2,000
Corporate Governance Committee Service	• Member monthly fee of $1,000 • Chairman monthly fee of $2,000

Each non-employee director also receives a $1,500 meeting fee for each Board or Committee meeting he or she attends. In addition, non-employee directors are granted annual equity awards in the form of stock options or restricted stock determined annually at a meeting of the Board, which for 2016, consisted of a grant of restricted stock equal in value to $250,000 (determined as of the grant date thereof) that vests 25% per year, over four years, commencing April 13, 2017, subject to continued service through each vesting date. In connection with his appointment to the Board, Admiral Johnson was granted a fully vested option to acquire 10,000 shares of Common Stock at the closing price on the date of grant, August 22, 2016. The Chairman of the Company’s Corporate Compliance Committee receives an annual retainer of $70,000, the non-employee director member of the Company’s Corporate Compliance Committee, effective as of February 23, 2017, receives an annual retainer of $25,000 and the Lead Independent Director receives an annual retainer of $50,000. All directors are provided complimentary room, food and beverage privileges at our properties and are reimbursed for any other out of pocket expenses related to their attendance at Board or Committee meetings or other corporate events. Directors from time to time may receive other benefits, although the aggregate incremental cost of any such benefits and perquisites did not exceed $10,000 for any director in 2016. The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for non-employee directors.

Non-Employee Director Compensation Table

The table below summarizes the total compensation awarded to, earned by or paid to each of the non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)(3)	All Other Compensation ($)(4)	Total ($)

John J. Hagenbuch	$144,000	$249,963	—	$7,010	$400,973
Dr. Ray R. Irani	$105,433	$249,963	—	$7,010	$362,406
Jay L. Johnson (5)	$31,935	—	$349,000	—	$380,935
Robert J. Miller (6)	$261,000	$249,963	—	$7,010	$517,973
Patricia Mulroy	$118,500	$249,963	—	$3,839	$372,302
Clark T. Randt, Jr.	$73,500	$249,963	—	$3,839	$327,302
Alvin V. Shoemaker	$127,500	$249,963	—	$7,010	$384,473
J. Edward Virtue	$127,500	$249,963	—	$7,010	$384,473
D. Boone Wayson	$127,500	$249,963	—	$7,010	$384,473

(1)

The amounts set forth in this column reflect the aggregate grant date fair value of 2,559 restricted stock awards granted to Dr. Irani, Governor Miller, Ambassador Randt, Messrs. Hagenbuch, Shoemaker, Virtue, Wayson, and Ms. Mulroy on April 13, 2016. The aggregate number of unvested stock awards held by each director at December 31, 2016 is as follows: Dr. Irani, Governor Miller, Messrs. Hagenbuch, Shoemaker, Virtue and Wayson, 4,023 each; Ms. Mulroy and Ambassador Randt, 2,559 each; and Admiral Johnson, 0.

(2)

The amount set forth in this column reflects the aggregate grant date fair value of 10,000 stock option awards granted to Admiral Johnson on August 22, 2016. See our Annual Report on Form 10-K for the year ended December 31, 2016, Item 8, Note 15—“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(3)

The aggregate number of outstanding option awards held by each director at December 31, 2016, is as follows: Dr. Irani 46,890 (41,627 vested 5,263 unvested); Governor Miller, Mr. Shoemaker and Mr. Wayson 36,890 (31,627 vested and 5,263 unvested) each; Mr. Hagenbuch and Mr. Virtue 20,600 (16,875 vested and 3,725 unvested) each; Ms. Mulroy, Ambassador Randt, and Admiral Johnson 10,000 vested each.

(4)	“All Other Compensation” consists of cash dividends accrued on unvested stock, which is paid if and when the stock vests.
(5)	Admiral Johnson joined the Board on August 22, 2016.
(6)

Governor Miller, as a member of the Board, receives a $70,000 annual retainer for his service as the Chairman of the Company’s Corporate Compliance Committee and the Company’s Compliance Director and a $50,000 annual retainer as the Lead Independent Director.

Director Compensation

Executive Officers

Our Executive Officers as of March 1, 2017 are as follows:

Name	Age	Position
Stephen A. Wynn	75	Chairman of the Board and Chief Executive Officer
Matt Maddox	41	President
Kim Sinatra	56	Executive Vice President, General Counsel and Secretary
John Strzemp	65	Executive Vice President and Chief Administrative Officer
Craig Billings	44	Chief Financial Officer and Treasurer

Stephen Cootey, age 48 and the Company’s Chief Financial Officer, Senior Vice President and Treasurer, left the Company, effective March 1, 2017, and was replaced by Craig Billings. Our executive officers are appointed by the Board and serve at the discretion of the Board, subject to applicable employment agreements.

Non-Director Executive Biographies

Matt Maddox. Mr. Maddox is the Company’s President, a position he has held since November 2013. Mr. Maddox has been a Non-Executive Director of Wynn Macau, Limited, a majority owned subsidiary of the Company, since March 2013. From March 2008 to May 2014, Mr. Maddox was the Company’s Chief Financial Officer. Since joining Wynn Resorts in 2002, Mr. Maddox has served as the Company’s Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of Wynn Resorts (Macau), S.A., and as the Company’s Treasurer and Vice President—Investor Relations. Mr. Maddox also serves as an officer of several of the Company’s subsidiaries. Prior to joining Wynn Resorts in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department.

Kim Sinatra. Ms. Sinatra is the Executive Vice President, General Counsel and Secretary of the Company, a position she has held since February 2006. She joined the Company in January 2004 as Senior Vice President and General Counsel of its development activities. She also serves as an officer of several of the Company’s subsidiaries. From 2000 to 2003, Ms. Sinatra served as Executive Vice President and Chief Legal Officer of Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). She has also served as General Counsel for The Griffin Group, Inc., Merv Griffin’s investment management company, and as a partner in the New York office of the law firm Gibson, Dunn & Crutcher LLP.

John Strzemp. Mr. Strzemp is the Executive Vice President and Chief Administrative Officer of the Company, a position he has held since March 2008. From September 2002 to March 2008, Mr. Strzemp served as Executive Vice President and Chief Financial Officer of the Company. Mr. Strzemp also served as the Company’s Treasurer from March 2003 to March 2006. Mr. Strzemp’s current employment agreement with the Company expires by its terms on March 31, 2017. Mr. Strzemp has advised the Company of his desire to retire from full time employment after expiration of his employment agreement and has agreed to act as a senior advisor to the Company through the remainder of 2017, after which time his employment with the Company will cease. From April 1 through December 31, 2017, Mr. Strzemp will be paid $30,000 per month and retain his executive health benefits.

Craig Billings. Mr. Billings is the Company’s Chief Financial Officer and Treasurer, a position he has held since March 1, 2017. Prior to joining the Company, he was an independent advisor and investor to the gaming industry from November 2015 through February 2017. From July 2012 to November 2015, Mr. Billings served in various roles at Aristocrat Leisure Ltd, including Chief Digital Officer and Managing Director of Strategy & Business Development. Before joining Aristocrat, Mr. Billings served as the Chief Executive Officer and President of ZEN Entertainment, Inc. from March 2011 to June 2012. He served in various senior roles at International Game Technology from March 2009 to October 2010 and also worked in the Investment Banking Division of Goldman Sachs, most recently as a Vice President in the London office. He began his career in the audit practice of Deloitte & Touche. Mr. Billings serves as a Director of NYX Gaming Group Limited.

Stephen Cootey. From May 16, 2014 to March 1, 2017, Mr. Cootey served as the Company’s Chief Financial Officer, Senior Vice President and Treasurer. Before May 16, 2014, Mr. Cootey served as the Company’s Treasurer since February 2014, and was the Company’s Senior Vice President—Finance from January 2014 to May 2014. He also served as an officer of several of the Company’s subsidiaries. Prior to joining the Company, Mr. Cootey served as Senior Vice President—Corporate Finance for Las Vegas Sands Corp. from March 2012 to December 2013, and Vice President—Corporate Finance from October 2009 to March 2012. From June 2004 to October 2009, Mr. Cootey was Partner and Senior Research Analyst with Prides Capital, LLC.

Executive Officers

Security Ownership

Certain Beneficial Ownership and Management

The following table sets forth, as of March 1, 2017 (unless otherwise indicated), certain information regarding the shares of the Company’s Common Stock beneficially owned by: (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s Common Stock based on information reported in Schedules 13D or 13G filed with the SEC; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all current executive officers, directors and director nominees as a group. Each stockholder’s percentage is based on 102,234,547 shares of Common Stock outstanding as of March 1, 2017, plus any shares of our Common Stock underlying options held by that stockholder and exercisable on or within 60 days of March 1, 2017.

	Beneficial Ownership Of Shares (1)
Name and Address of Beneficial Owner (2)	Number	Percentage
5% Stockholders:
Southeastern Asset Management, Inc. (3) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	10,951,961	10.7%
Northern Cross LLC (4) 125 Summer Street, 14th Floor Boston, MA 02110	9,905,491	9.7%
Elaine P. Wynn (5) (6) c/o Elaine P. Wynn and Family Foundation 3800 Howard Hughes Parkway Suite 960 Las Vegas, Nevada 89169	9,611,927	9.4%
The Vanguard Group (7) 100 Vanguard Blvd. Malvern, PA 19355	7,754,733	7.6%

Directors and Named Executive Officers:
Stephen A. Wynn (5) (8) (9)	12,090,300	11.8%
John J. Hagenbuch (10) (11)	27,535	*
Dr. Ray R. Irani (12)	91,137	*
Jay L. Johnson (13)	10,000	*
Robert J. Miller (14)	38,637	*
Patricia Mulroy (15)	12,559	*
Clark T. Randt, Jr. (16)	12,559	*
Alvin V. Shoemaker (17)	38,637	*
J. Edward Virtue (18)	21,385	*
D. Boone Wayson (19)	123,637	*
Matt Maddox (20)	529,895	*
Kim Sinatra (21)	271,067	*
John Strzemp (22)	238,823	*
Craig Billings (23)	30,000	*
Stephen Cootey	7,276	*
All Current Directors and Executive Officers as a Group (14 persons) (24)	13,536,171	13.2%

*	Less than one percent
(1)

This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Executives and directors have voting power over shares of restricted stock, but cannot transfer such shares unless and until they vest.

(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)

Southeastern Asset Management, Inc. (“Southeastern”) has beneficial ownership of these shares as of December 31, 2016. Southeastern has sole voting power as to 5,267,481 shares, shared voting as to 4,986,288 shares, sole dispositive power as to 5,895,673 shares, shared dispositive power as to 5,056,288 shares and no voting power as to 698,192 shares. Mr. Hawkins is the Chairman and CEO of Southeastern Asset Management and jointly filed the Schedule 13G/A with Southeastern Asset Management in the event he could be deemed a controlling person of the firm as the result of his official positions with or ownership of its voting securities. He does not own directly or indirectly any of the securities

Security Ownership

Security Ownership

covered by the Schedule 13G/A and disclaims any beneficial ownership of those securities. The information provided is based upon a Schedule 13G/A, dated February 14, 2017, filed by Southeastern and O. Mason Hawkins. The number of common shares beneficially owned by Southeastern may have changed since the filing of the Schedule 13G/A.

(4)

Northern Cross LLC (“Northern Cross”) has beneficial ownership of these shares as of February 28, 2017. Northern Cross has sole dispositive power as to 9,905,491 shares, sole voting power as to 437,097 shares and shared voting power as to 9,468,394 shares. The information provided is based upon a Schedule 13G/A, dated March 3, 2017, filed by Northern Cross. The number of common shares beneficially owned by Northern Cross may have changed since the filing of the Schedule 13G/A.

(5)

Does not include shares that may be deemed to be beneficially owned by virtue of the Amended and Restated Stockholders Agreement, to which Mr. Wynn and Ms. Wynn are parties and pursuant to which they have shared voting and dispositive power with respect to 21,366,800 shares. Each disclaims beneficial ownership of shares held by the other. Ms. Wynn has filed a cross-claim seeking to void the Amended and Restated Stockholders Agreement.

(6)

Ms. Wynn has beneficial ownership of these shares as of January 5, 2017. Ms. Wynn has shared voting and dispositive power as to 21,366,800 shares and sole voting and dispositive power as to 324,927 shares. The information provided is based upon a Schedule 13D/A, dated January 14, 2016, filed by Ms. Wynn, and correspondence on January 5, 2017.

(7)

The Vanguard Group (“Vanguard”) has beneficial ownership of these shares as of December 31, 2016. Vanguard has sole dispositive power as to 7,618,211 shares, sole voting power as to 125,285 shares, shared voting power as to 14,442 shares and shared dispositive power as to 136,522 shares. The information provided is based upon a Schedule 13G/A, dated February 10, 2017, filed by Vanguard. The number of common shares beneficially owned by the Vanguard Group may have changed since the filing of the Schedule 13G/A.

(8)	Includes 12,079,800 shares indirectly held by Mr. Wynn through Wynn Family Limited Partnership.
(9)	Includes 10,500 shares owned by his spouse in which he disclaims beneficial ownership.
(10)

Includes (i) 4,023 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 16,875 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(11)	Includes 1,100 shares held by Mr. Hagenbuch’s wife in which he disclaims beneficial ownership and 50 shares held by Mr. Hagenbuch’s son.
(12)

Includes (i) 4,023 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 41,627 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(13)	Includes 10,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.
(14)

Includes (i) 4,023 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 31,627 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(15)

Includes (i) 2,559 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 10,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(16)

Includes (i) 2,559 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 10,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(17)

Includes (i) 4,023 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 31,627 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(18)

Includes (i) 4,023 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 16,875 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(19)

Includes (i) 4,023 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 31,627 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(20)

Includes (i) 200,000 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 235,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(21)

Includes (i) 100,000 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 75,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(22)	Includes 500 shares held by Mr. Strzemp’s mother.
(23)	Includes 30,000 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement.
(24)	Includes 510,258 shares subject to immediately exercisable stock options to purchase Wynn Resorts’ Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2016.

Security Ownership

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee views 2016 as a successful year for the Company. In 2016, Wynn Resorts opened its first property in the Cotai area of Macau, continued to execute its operating strategy, enhanced its liquidity position, and made significant investments that will continue to drive the Company’s future growth. In addition to advancing the pillars of the Company’s operating, financial, and growth strategies, Wynn Resorts continued to return capital to stockholders through the payment of dividends. Key accomplishments from 2016 include:

•

Opened Wynn Palace, our flagship development in Macau. On August 22, 2016, the Company opened Wynn Palace, a $4.4-billion integrated resort in the Cotai area of Macau. The property generated $103 million of Adjusted Property EBITDA in its first 132 days of operation. In its first full quarter of operation (the fourth quarter of 2016), management believes Wynn Palace has achieved one of the fastest Adjusted Property EBITDA ramps and generated some of the strongest market-share metrics of any property that has opened in Cotai since 2011. The Company expects that ongoing adjustments to its other Macau property, Wynn Macau, and the recent opening of Wynn Palace in the Cotai area of Macau, will position the Company well to continue to gain market share throughout 2017. See pages 127-130 of our Annual Report on Form 10-K for the year ended December 31, 2016 (Item 8, Note 18—“Segment Information” to our Consolidated Financial Statements) for the definition of “Adjusted Property EBITDA,” a reconciliation of Adjusted Property EBITDA to net income attributable to Wynn Resorts, and other information regarding this non-GAAP financial measure.

Wynn Palace: Exterior	Wynn Palace: Wing Lei Restaurant

•

Generated Market-Leading Results at Wynn Las Vegas. Wynn Las Vegas generated $475 million of Adjusted Property EBITDA in 2016, which management estimates is one of the highest publicly reported Adjusted Property EBITDA results for any single property in the Las Vegas market. Non-gaming revenue at Wynn Las Vegas reached an all-time property record of $1.2 billion in 2016, which the Company estimates is one of the highest publicly reported non-gaming revenue result generated by a single integrated resort globally. See pages 127-130 of our Annual Report on Form 10-K for the year ended December 31, 2016 (Item 8, Note 18—“Segment Information” to our Consolidated Financial Statements) for the definition of “Adjusted Property EBITDA,” a reconciliation of Adjusted Property EBITDA to net income attributable to Wynn Resorts, and other information regarding this non-GAAP financial measure.

•

Monetized Retail Assets in Las Vegas at an Attractive Valuation. On December 28, 2016, Wynn Resorts and Crown Acquisitions formed a joint venture to own and operate the premier luxury retail space at Wynn Las Vegas. Crown will pay $472 million in gross proceeds to Wynn in two installments, which the Company plans to use to fund future development opportunities and for general corporate purposes. Crown paid Wynn the first payment of $292 million at closing for its 49.9% interest in a portion of Wynn Las Vegas’ owned and leased retail, representing a 4.7% capitalization rate. Wynn will receive the second fixed payment of $180 million prior to the opening of Wynn Plaza, which is currently scheduled for the first quarter of 2018. On a combined basis, we expect the sale of a 49.9% interest in our retail operations to represent a capitalization-rate range of 4.5 to 5.0%. Wynn Resorts will act as the managing member and maintain 50.1% ownership of the newly formed retail joint venture.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

•

Began Construction on Wynn Boston Harbor. In 2014, the Massachusetts Gaming Commission officially designated Wynn Resorts as the award winner for the coveted Greater Boston (Region A) gaming license, concluding a nearly two-year competitive process. Wynn Boston Harbor, an integrated resort in Everett, Massachusetts which is currently scheduled to open in mid-2019, will contain a hotel, restaurants, casino, spa, premium retail offerings, meeting and convention space and a waterfront boardwalk. Following the award of a key environmental permit in 2015, we continued with site preparation and environmental cleanup activities on the project site and commenced full construction activities in 2016.

Wynn Boston Harbor: Rendering

•

Maintained Robust Re-investment Program at Existing Properties. We continually enhance and refine our integrated resorts through strategic capital investments. At Wynn Las Vegas, we announced the construction of Wynn Plaza, an approximately 73,000-square-foot retail plaza scheduled to open in the first quarter of 2018. In addition, the Company introduced new retail brands to its existing Wynn retail esplanade and refurbished various restaurants and bars throughout the Wynn Las Vegas property. In Macau, we renovated many of the public areas of Wynn Macau in addition to refurbishing several restaurants. We are continuously evaluating additional changes to enhance the guest experiences in both Las Vegas and Macau.

•

Earned More Forbes Five-Star Awards than Any Independent Hotel Company. Reflecting the Company’s commitment to maintaining its properties at five-star levels and delivering five-star customer service, in 2017, Forbes Travel Guide awarded thirteen Five-Star awards to Wynn Macau as well as Wynn and Encore Las Vegas. Collectively, Wynn Resorts has more Forbes Travel Guide Five-Star awards than any other independent hotel company in the world. Wynn Macau is the only resort in the world with eight Forbes Travel Guide Five-Star awards. Furthermore, Wing Lei Las Vegas is the only Five-Star Chinese restaurant in North America, and Wynn and Encore Las Vegas has more Forbes Travel Guide Four-Star restaurants than any other independent resort in North America.

•

Maintained Solid Liquidity and Financial Flexibility. As of December 31, 2016, the Company had approximately $2.8 billion of cash and investments on-hand and approximately $784 million of undrawn debt capacity to help fund its current and potential future development projects.

•

Returned Significant Capital to our Stockholders. During 2016, we returned approximately $203 million, or $2.00 per share, of cash to our stockholders through the payment of dividends. Since our initial public offering in 2002 through the end of 2016, we have returned approximately $6.4 billion, or approximately $58.75 per share, of cash to our stockholders through the payment of dividends.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Pay for Performance. We believe that our executive compensation programs have been effective at rewarding strong results by appropriately aligning pay and performance.

•

Long-Term Total Stockholder Return Performance Remains Strong. We believe that our compensation programs have over time provided appropriate incentives that reflect the challenges of our industry and operations while motivating superior performance. Historically, our Total Stockholder Return (“TSR”), including the reinvestment of dividends, has outperformed the S&P 500 by a significant margin. Since our initial public offering in 2002, the Company has averaged a 19% TSR, more than double the 9% TSR for the S&P 500. In 2016, our TSR was approximately 28%, out-performing the S&P 500 and the S&P consumer discretionary index by significant margins. The S&P 500 and the S&P consumer discretionary indices were up 10% and 4%, respectively, in 2016.

•

Annual Incentive Awards Reflected Productive 2016 Performance. In setting annual incentive performance targets, our Compensation Committee selected targets designed to encourage appropriate decisions that are consistent with our business strategy. In 2016, the Company continued to execute its operating strategy, enhanced its liquidity position, advanced development projects that will drive the Company’s future growth, and, in the opinion of the Compensation Committee, maintained the Company’s reputation as one of the pre-eminent developers and operators of integrated casino resorts globally. These achievements resulted in earned annual incentive award payouts as described in “Compensation Discussion and Analysis—Elements of Executive Compensation.”

Compensation Discussion and Analysis

Compensation Discussion and Analysis

•

Executive Compensation Aligned with the Interests of our Stockholders. For the 2016 annual incentive awards, the Compensation Committee paid 50% of the earned awards in shares of Common Stock to all NEOs except for one participant. This approach replaces our prior practice of paying all annual incentive awards solely in cash and was first implemented in 2014 to more closely align our senior executive officers’ compensation with the interests of our stockholders.

•

Emphasis on “At-Risk” Compensation. A significant proportion of total compensation is at-risk and tied to the achievement of annual operating and strategic goals that drive stockholder value. For 2016, approximately 89% of Mr. Wynn’s total compensation (as reported in the Summary Compensation Table) was at-risk and tied to the achievement of three performance goals set by the Compensation Committee. On a weighted average, approximately 63% of the other NEOs’ total compensation was at-risk.

Say-on-Pay Vote History and Stockholder Engagement

Our Board and management are committed to maintaining sound and effective compensation and governance programs, with policies and programs designed not only to satisfy the extensive regulatory requirements applicable to the Company’s business but to build value for the Company’s stockholders and promote the vitality of the Company for its customers, employees and the other individuals and organizations that depend upon it. At our 2014 Annual Meeting of Stockholders, over 91% of the votes cast were in favor of the advisory vote to approve our executive compensation. In 2016, we engaged in outreach to a significant percentage of our stockholder base, covering over 50% of our outstanding shares. We have ongoing discussions with our largest investors and often solicit their feedback on a variety of corporate governance topics, including executive compensation practices. In addition to soliciting feedback from our stockholders, the Compensation Committee routinely assesses our compensation programs and seeks to maximize alignment between stockholder return and executive compensation while incentivizing and retaining a successful management team.

Executive Compensation Practices Highlights

What We Do	What We Don’t Do
✓ Maintain a Compensation Committee comprised solely of independent directors

×      Pay dividends or dividend equivalents on option awards

×       Re-price underwater options

×      Provide supplemental retirement or pension benefits to NEOs

×      Provide excise tax gross ups for new executives

×      Guarantee minimum bonus amounts to NEOs

×      Provide single-trigger change in control provisions

✓ Use an independent compensation consultant retained directly by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management
✓ Provide long-term vesting for periodic stock option and restricted stock awards which has an ownership effect similar to that of a holding period policy
✓ Paid a significant portion of the 2016 annual incentive awards in the form of equity rather than cash for all but one NEO as discussed below

✓     Maintain meaningful stock ownership requirements for our NEOs and independent directors (including ten times base salary for the CEO, who owns approximately 12% of the Company’s outstanding Common Stock)

✓ Provide for double-trigger change in control provisions
✓ Annually assess potential risks relating to the Company’s compensation policies and practices
✓ Use multiple performance goals for annual incentive awards

Compensation Discussion and Analysis

Compensation Discussion and Analysis

The Company continues to monitor the SEC’s rulemaking with respect to clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a clawback policy when the final rules go into effect.

Philosophy and Overview of Our Executive Compensation Program

Our Compensation Philosophy. The Compensation Committee believes that stockholder interests are best advanced by attracting and retaining a high-performing management team. To promote this objective, the Compensation Committee is guided by the following underlying principles in developing our executive compensation program:

•	Top talent—Our program is designed to gain a long-term commitment from proven, accomplished executives that lead our success.

•

Pay-for-performance—A high proportion of total compensation is at-risk and tied to achievement of annual operating and strategic goals that drive stockholder value. Even when all of our performance goals are achieved, the Compensation Committee retains negative discretion to reduce the amounts payable based upon other performance considerations.

•	Stockholder alignment—Long-term incentives are provided in Company equity to encourage executives to plan and act with the perspective of stockholders.

•	Long-term performance orientation—The mix of incentives provided is designed to motivate long-term sustainable growth in the value of our brand and enterprise.

•	Focus on total compensation—Compensation opportunities are considered in the context of total compensation relative to the pay practices of major gaming companies and other competitors for key talent.

The Compensation Committee regularly reviews and evaluates the Company’s compensation arrangements to assess whether they are appropriately structured to support these objectives and are effective in enabling the Company to attract and retain top talent in key leadership positions.

Mr. Wynn’s Talent, Image and Likeness Are Key to our Continued Success. Mr. Wynn has served as our Chairman and CEO since the Company’s inception in 2002, and we believe that during that period he has delivered exceptional value to our stockholders. Under Mr. Wynn’s leadership, from our initial public offering in 2002 through the end of 2016, we have paid approximately $6.4 billion, or $58.75 per share, in dividends to our stockholders. Our stockholders have seen a compounded annual total stockholder return (including reinvestment of dividends) of 19% over the same timeframe. Mr. Wynn is the founder, creator and name behind our brand. We believe that he brings extraordinary talent to our Company that is unrivaled in our industry. The Compensation Committee believes that Mr. Wynn’s contributions to our longstanding, consistent achievement over the last decade have been, and continue to be, instrumental in creating significant long-term value for our stockholders. These factors were key in the determination of Mr. Wynn’s compensation during fiscal 2016.

Program Overview. This Compensation Discussion and Analysis focuses on the following executives who were our NEOs in 2016:

Name	Title

Stephen A. Wynn	Chairman and Chief Executive Officer

Matt Maddox	President

Kim Sinatra	Executive Vice President, General Counsel and Secretary

John Strzemp	Executive Vice President and Chief Administrative Officer

Stephen Cootey	Senior Vice President, Chief Financial Officer and Treasurer (through March 1, 2017)

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Our Compensation Committee believes that it has structured our executive compensation program to be simple in design and limited in scope. Each program component and the rationale for it are highlighted below.

Element	Role and Objectives
Base salary	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled employees. Recognize sustained performance, capabilities, job scope and experience.

Annual incentives

Motivate and reward achievement of annual operating and strategic goals, which drive stockholder value. Under our 2014 Omnibus Incentive Plan (the “Omnibus Plan”), in addition to the Adjusted Property EBITDA goal, additional qualifying annual operating and strategic goals are available for the Compensation Committee to choose from.

Encourage executive retention. For the 2016 annual incentive awards, the Compensation Committee paid a significant portion of these awards in equity.

Enforce accountability for individual performance through discretionary reductions in awards as deemed appropriate.

Long-term incentive: Stock options & restricted stock	Align executives with stockholders. Make periodic grants with long-term vesting to encourage a long-term value perspective and executive retention.

Executive benefits

Promote executive health through supplemental health benefits and provide for executives’ families through supplemental life insurance policies.

Offer industry-competitive merchandise discounts and certain complimentary privileges with respect to the Company’s resorts.

Mr. Wynn’s employment agreement and other relevant agreements with the Company provide that Mr. Wynn will reimburse the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee.

We maintain a comprehensive security program for the Company. Because of the importance of Mr. Wynn to the Company, as a component of that program, we provide Mr. Wynn with personal security services, which we view as a necessary and appropriate business expense. In determining the level and form of protection, we consider both security risks faced by multinational corporations generally and security risks specific to our Company and Mr. Wynn.

2016 Executive Compensation Decisions

We do not use a specific formula or weighting for allocating total compensation opportunities among the principal elements of our executive compensation program, which consists primarily of base salary, annual incentives, long-term equity awards and executive benefits and perquisites. Instead, we offer total compensation packages that the Compensation Committee views to be effective for attracting and retaining key leaders while motivating management to maximize long-term Company value for our stockholders.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Base Salary. Negotiated employment agreements establish the initial base salaries of our NEOs. We review and adjust their base salaries periodically as deemed necessary due to competitive reasons, to reflect improvements in sustained performance, capabilities, and experience, and reward expansions of responsibility or other extraordinary circumstances. Base salaries for the NEOs as of December 31, 2016 and 2015 were as follows:

Executive	2016 Base Salary	2015 Base Salary	Increase
Stephen A. Wynn	$2,500,000	$2,500,000	0%
Matt Maddox	$1,500,000	$1,500,000	0%
Kim Sinatra	$1,000,000	$850,000	18%	(1)
John Strzemp	$750,000	$750,000	0%
Stephen Cootey	$625,000	$625,000	0%

(1)

Ms. Sinatra’s base salary was increased in connection with the extension of her employment agreement, effective as of November 4, 2016, and in recognition of her continued outstanding contributions to the strategic performance of the Company.

Annual Incentives. For 2016, our NEOs were granted annual incentive awards under our Omnibus Plan. Within 90 days after the commencement of the year, the Compensation Committee established the annual performance criteria for the senior executive officers it selected to participate in the Omnibus Plan. For the 2016 annual incentive awards, the Compensation Committee approved the use of three performance goals: (a) 2016 Adjusted Property EBITDA, (b) Forbes Five-Star distinction in hotel, food and beverage or spa categories for Wynn Las Vegas and Wynn Macau, and (c) Wynn Palace opening on or before December 31, 2016.

The Adjusted Property EBITDA goal was $1.4 billion on a consolidated basis for maximum funding, $1.2 billion for target funding, and $1 billion for partial funding. When setting the Adjusted Property EBITDA goal, the Compensation Committee considered the competitive landscape in Macau, economic headwinds in China, increased supply in Macau and comments by proxy advisory firms and believed that the target level of Adjusted Property EBITDA was achievable but not certain.

If each of the performance goals was achieved at maximum levels, the NEO participants would be eligible to receive the maximum awards set forth in the table below. These awards were subject to (i) the limitations set forth in the Omnibus Plan, including the cash and stock grant limits and requirement of continued employment through the end of the calendar year performance period, and (ii) the Compensation Committee’s right, in its discretion, to take into account other performance considerations, including corporate, property level and individual performance, as well as general macroeconomic conditions, and if appropriate, to reduce actual bonus amounts paid.

Actual Adjusted Property EBITDA for 2016 was $1.26 billion, the Company maintained its Forbes Five-Star distinction at both Wynn Las Vegas and Wynn Macau, and Wynn Palace opened on August 22, 2016. Accordingly, all performance metrics for target funding were attained, and in January 2017, the Compensation Committee determined the actual award payouts as set forth below.

				Actual Award
Named Executive Officer	Threshold (1)	Target (2)	Maximum (3)	Cash	Equity (4)
Stephen A. Wynn	$20,000,000	$25,000,000	$30,000,000	$12,500,000	$12,500,000
Matt Maddox	$2,400,000	$3,000,000	$3,600,000	$1,500,000	$1,500,000
Kim Sinatra	$1,360,000	$1,700,000	$2,040,000	$850,000	$850,000
John Strzemp	$1,200,000	$1,500,000	$1,800,000	$750,000	$750,000
Stephen Cootey	$500,000	$625,000	$750,000	$625,000	$0

(1)

Amounts in the Threshold column reflect potential awards for achievement of 2016 Adjusted Property EBITDA between $1.0 billion to $1.2 billion, achievement of goals 2 and 3. No awards would have been payable under goal 1 if the 2016 Adjusted Property EBITDA were below $1.0 billion. Adjusted Property EBITDA is net income before interest, taxes, depreciation and amortization, pre-opening costs, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses, and includes equity in income (loss) from unconsolidated affiliates. See pages 127-130 of our Annual Report on Form 10-K for the year ended December 31, 2016 (Item 8, Note 18—“Segment Information” to our Consolidated Financial Statements) for the definition of “Adjusted Property EBITDA,” a reconciliation of Adjusted Property EBITDA to net income attributable to Wynn Resorts, and other information regarding this non-GAAP financial measure.

(2)	Amounts in the Target column reflect potential awards for achievement of 2016 Adjusted Property EBITDA between $1.2 billion to $1.4 billion and achievement of goals 2 and 3.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

(3)	Amounts in the Maximum column reflect potential awards for achievement of 2016 Adjusted Property EBITDA of over $1.4 billion and achievement of goals 2 and 3.
(4)

The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted. These stock awards are fully vested. Participants with an actual award payout of two or more times his or her salary received their award in cash and equity.

Long-term Incentives. Historically, the Company has only made periodic (not annual) equity grants to executives, including our NEOs. The Compensation Committee has used equity awards and, from time to time, long-term cash retention awards, to attract qualified individuals to work for the Company, to align executives with the perspective of stockholders, and to reward extraordinary performance and encourage retention. Periodic grants to NEOs typically have been made with long-term vesting dates of up to ten years to promote retention of talent deemed important to the Company’s continued prosperity, thereby building a talent base to drive sustained Company performance and growth. For 2016, the Compensation Committee did not grant long-term equity awards to any of the NEOs. In connection with the extension of each of their employment agreements, which were entered into on February 28, 2017, the Compensation Committee granted 200,000 and 100,000 shares of restricted stock to Mr. Maddox and Ms. Sinatra, respectively. To encourage retention, the restricted stock awards granted to Mr. Maddox and Ms. Sinatra do not vest until November 4, 2021, subject to their continued employment through such date, except as otherwise described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Executive Benefits. We provide our NEOs with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation programs. We believe that these benefits generally allow our executives to work more efficiently, promote our brand and are legitimate business expenses. Our primary executive benefits include certain health insurance coverage, life insurance premiums, discounts and complimentary privileges with respect to the Company’s resorts, which are described in the footnotes to the “Summary Compensation Table.” In addition, Mr. Wynn has access to the Company’s aircraft pursuant to a time sharing agreement described in “Certain Relationships and Related Transactions—Aircraft Arrangements.” For security purposes, the Board requires Mr. Wynn to travel on Company aircraft for both personal and business travel, and the Company provides cars and a driver in Las Vegas for his business and personal use. In January 2015, Mr. Wynn’s employment agreement and other relevant agreements with the Company were modified to, among other things, require Mr. Wynn to reimburse the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee.

How We Make Pay Decisions

Role of the Compensation Committee and Management in Setting Compensation. The Compensation Committee sets all elements of compensation for our NEOs based upon consideration of their contributions to the operating and strategic performance of the Company. The Compensation Committee considers the recommendations of the CEO in establishing compensation for all other NEOs. In addition, the CEO performs annual reviews of our senior executive officers and makes recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations and makes final decisions regarding compensation for our senior executive officers.

Role of the Compensation Consultant. The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of senior executive officer and employee compensation and benefit programs. In 2016, the Compensation Committee retained FW Cook, a nationally recognized independent executive compensation consulting firm, to assist in performing its duties. FW Cook does not provide services to the Company other than the advice on director and executive compensation that it may provide the Compensation Committee when requested. In 2016, FW Cook provided the Compensation Committee with a peer group review and competitive compensation analysis, in connection with the Compensation Committee’s review of compensation levels of our named executive officers. The Compensation Committee retains sole responsibility for engaging any advisor and meets with its advisors, as needed, in the Compensation Committee’s sole discretion.

Independence of the Compensation Consultant. The Compensation Committee has determined that FW Cook is independent and the services provided by FW Cook currently do not and during 2016 did not raise any conflict of interests. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Setting Executive Compensation. Generally, in determining base salary, annual incentive award goals and guidelines for equity awards, the Compensation Committee uses the NEOs’ current level of compensation as the starting point. Our compensation decisions consider:

•	the scope and complexity of the functions executives oversee;

•	the contribution of those functions to our overall performance;

•	executives’ experience and capabilities;

•	individual performance; and

•	practices of our peers in order to obtain a general understanding of the competitive compensation environment.

In addition, wealth accumulation is considered when making equity grants to assure alignment of the interests of our senior executive officers and those of our stockholders.

The Compensation Committee reviews total compensation, along with the value of past equity awards, to assess the general competitiveness of compensation. Annual cash and equity incentive compensation awards and special bonuses are considered on the basis of Company and individual performance. However, increases to base salary and additional equity incentive awards are made only on a periodic basis or in recognition of notable contributions to value creation for Company stockholders.

Other Key Considerations. We believe that Mr. Wynn’s aesthetic vision, direction, and the public’s association of his name and likeness with our casino resorts and services are unique and integral components of our success and these considerations provided the context for determining Mr. Wynn’s compensation for 2016. The Compensation Committee is mindful that gaming companies have historically provided total compensation packages that may be higher than many of their non-gaming counterparts due to the unique blend of entrepreneurial and managerial skills required to be successful in gaming and certain regulatory and other extraordinary demands. In addition, the Company’s operations in widely separated international locations, has required that NEOs provide extraordinary levels of commitment and financial, development and operating expertise. In fulfilling the Company’s goal of attracting and retaining high-quality and experienced executives, the Compensation Committee considers these factors in its determination of total compensation for the NEOs.

Other Aspects of Our Executive Compensation

Peer Group and Market Analysis. The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to senior executive officers in order to attract and retain top executive talent. The compensation peer group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee does not target any specific pay percentile for the Company’s senior executive officers. Instead, the Compensation Committee uses this information as a general overview of market practices and to ensure that it makes informed decisions on senior executive officer pay packages.

In 2016, as part of our regular review of our compensation programs, the Compensation Committee approved revisions to the peer group, which was last updated in 2013. The companies added were Hilton Worldwide Holdings Inc. and Norwegian Cruise Line Holdings Ltd. and the companies removed were International Game Technology, Starwood Hotels & Resorts and Priceline Group Inc. The Compensation Committee believes the revised peer group better reflects the competitive market for executive talent similar to that required by Wynn and provides more robust pay information that optimized Wynn’s comparability within the peer group in terms of size and business fit.

Wynn Resorts 2016 Executive Compensation Peer Group
Gaming & Resorts	Travel, Hospitality & Resorts	Lifestyle Products
Las Vegas Sands Corp.	Royal Caribbean Cruises Ltd.	Ralph Lauren Corporation
MGM Resorts International	Wyndham Worldwide Corporation	Coach, Inc.
Caesars Entertainment Corporation	Marriott International, Inc.	Tiffany & Co.
Penn National Gaming, Inc.	Hyatt Hotels Corporation	The Estée Lauder Companies Inc.
Gaming & Leisure Properties, Inc.	Hilton Worldwide Holdings Inc.
Norwegian Cruise Line Holdings Ltd.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

The 16 companies in the peer group generally had revenue, market capitalization and total enterprise value (as of December 31, 2016) in a relevant range around those of the Company as set forth below.

	Wynn Resorts	Peer Group
Revenue	$4.5 billion	Range:	$0.7 billion – $15.3 billion
		Median:	$5.6 billion
Market Capitalization	$10.0 billion	Range:	$1.2 billion – $42.5 billion
		Median:	$9.7 billion
Enterprise Value	$17.7 billion	Range:	$6.1 billion – $52.2 billion
		Median:	$11.3 billion

Data	source: Bloomberg.

Employment Agreements. We have a longstanding practice of entering into multi-year employment agreements with our senior executive officers and senior management. We believe that employment agreements provide greater assurance of continuity and retention of critical creative and operating talent in a highly competitive industry. Employment agreements for our NEOs are approved by the Compensation Committee in consultation with the Compensation Committee’s independent compensation advisors, as needed. The employment agreements for the NEOs specify their base salary and provide that if the executive’s employment (i) terminates without cause at the Company’s election or (ii) is terminated by the executive for good reason after a change in control, the executive will receive a separation payment as described in more detail under the heading “Potential Payments Upon Termination or Change in Control.” The employment agreements and the terms of equity awards also provide that vesting of some or all of an executive’s equity awards will accelerate upon such event, and the employment agreements (except for Mr. Cootey’s) provide for an excise tax gross up. We believe that providing for these benefits in such situations enhances the value of the business by preserving the continuity of management during potential change in control situations and by focusing our senior executives on our long-term priorities. Additional information regarding payments under these provisions is provided under the heading “Potential Payments Upon Termination or Change in Control.”

Tax Deductibility Under Section 162(m). Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to the chief executive officer and three other highest-paid executive officers (other than the chief financial officer) in excess of $1,000,000 in any taxable year, unless the compensation qualifies as “performance-based.” The Company generally seeks for tax deductibility purposes to design and administer some components of executive compensation to allow for tax deductibility when consistent with the overall objectives of the compensation program. However, the Compensation Committee may elect to provide non-deductible compensation when it determines that to be advisable to achieve its compensation objectives of attracting or retaining key executives, or where the Committee determines that achieving maximum tax deductibility would be disadvantageous to the best interests of the Company.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

J. Edward Virtue, Chairman

John J. Hagenbuch

Jay L. Johnson

Alvin V. Shoemaker

Compensation Discussion and Analysis

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation awarded to, earned by, or paid to, each of our NEOs for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Stephen A. Wynn	2016	$2,500,000	—	$12,500,000	$12,500,000	$656,985	$28,156,985
Chairman and Chief	2015	$2,500,000	—	$8,750,000	$8,750,000	$680,391	$20,680,391
Executive Officer	2014	$4,000,000	—	$10,000,000	$10,000,000	$1,396,896	$25,396,896

Matt Maddox	2016	$1,500,000	—	$1,500,000	$1,500,000	$114,703	$4,614,703
President	2015	$1,500,000	—	$1,200,000	$1,200,000	$178,932	$4,078,932
	2014	$1,500,000	—	$1,500,000	$1,500,000	$314,400	$4,814,400

Kim Sinatra	2016	$873,654	—	$850,000	$850,000	$65,086	$2,638,740
EVP, General Counsel	2015	$850,000	—	$680,000	$680,000	$129,156	$2,339,156
and Secretary	2014	$840,769	—	$2,474,875	$850,000	$160,310	$4,325,954

John Strzemp	2016	$750,000	—	$750,000	$750,000	$54,253	$2,304,253
EVP and Chief	2015	$750,000	—	$600,000	$600,000	$69,294	$2,019,294
Administrative Officer	2014	$750,000	—	$750,000	$750,000	$146,294	$2,399,294

Stephen Cootey (5)	2016	$625,000	—	—	$625,000	$49,115	$1,299,115
SVP, Chief Financial	2015	$625,000	—	—	$500,000	$61,406	$1,186,406
Officer and Treasurer	2014	$587,307	$625,000	$3,958,800	—	$125,746	$5,296,853

(1)

Stock awards granted as a component of the 2016, 2015 and 2014 annual incentive awards are reported in this column as 2016, 2015 and 2014 compensation, respectively, to reflect the applicable service period for such awards; however, these stock grants were approved by the Compensation Committee in January of the following calendar year. See annual incentive award payouts as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentives” for a description of the 2016 annual incentive awards. The amount reported in 2014 for Mr. Cootey and a portion of the amount reported in 2014 for Ms. Sinatra were not related to the annual incentive awards and were reported in the year in the year of grant.

(2)

The amounts set forth in this column reflect the aggregate grant date fair value of stock awards computed in accordance with accounting standards for stock based compensation. See our Annual Report on Form 10-K for the year ended December 31, 2016, Item 8, Note 15—“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(3)

As described above under “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentives,” in January 2017, the Compensation Committee exercised its discretion to pay 50% of the actual earned annual incentive for all NEOs, except Mr. Cootey, in stock.

(4)

For executives other than Mr. Wynn, “All Other Compensation” for 2016 includes cash dividends accrued on unvested stock, which is paid if and when the stock vests. Also, for 2016, the Company paid nonresident state income taxes imposed on employees who are required by us to travel on Company business and perform services in states (i.e., Massachusetts) other than their states of employment. The reimbursement covers the incremental cost of these nonresident taxes and puts the employees in the same economic position as though they had worked in their normal places of business. The Company does not gross-up or pay any state income taxes that the employees incur in their normal work locations.

The following amounts for 2016 are included in “All Other Compensation” for Mr. Wynn:
(i)	personal use of Company aircraft of $250,000 (Mr. Wynn receives no tax gross ups relating to the value of aircraft usage that is imputed to him as compensation);
(ii)	the Company’s incremental cost of $207,199 to provide personal security to Mr. Wynn;
(iii)	insurance premiums and benefits including executive life and medical insurance of $32,088;
(iv)	allocated compensation and benefits for the personal use of a driver whom we employ for Mr. Wynn and the personal use of vehicles of $131,479;
(v)	merchandise discounts of $33,959; and
(vi)	reimbursement of taxes related to work performed in Massachusetts of $2,260.

The following amounts for 2016 are included in “All Other Compensation” for Mr. Maddox:
(i)	personal use of Company aircraft of $4,138 (Mr. Maddox receives no tax gross ups relating to the value of aircraft usage that is imputed to him as compensation);
(ii)	insurance premiums and benefits including executive life and medical insurance of $1,740;
(iii)	matching contributions made under the Company’s §401(k) Plan, which is generally available to our eligible employees, of $7,950;
(iv)	accrued cash dividends on unvested restricted stock of $100,000; and
(v)	reimbursement of taxes related to work performed in Massachusetts of $875.

Executive Compensation Tables

Executive Compensation Tables

The following amounts for 2016 are included in “All Other Compensation” for Ms. Sinatra:
(i)	insurance premiums and benefits including executive life and medical insurance of $4,128;
(ii)	matching contributions made under the Company’s §401(k) Plan, which is generally available to our eligible employees, of $7,950;
(iii)	merchandise discounts of $71;
(iv)	accrued cash dividends on unvested restricted stock of $50,000; and
(v)	reimbursement of taxes related to work performed in Massachusetts of $2,937.

The following amounts for 2016 are included in “All Other Compensation” for Mr. Strzemp:
(i)	insurance premiums and benefits including executive life and medical insurance of $10,053;
(ii)	matching contributions made under the Company’s §401(k) Plan, which is generally available to our eligible employees, of $7,950; and
(iii)	accrued cash dividends on unvested restricted stock of $36,250.

The following amounts for 2016 are included in “All Other Compensation” for Mr. Cootey:
(i)	insurance premiums and benefits including executive life and medical insurance of $1,035;
(ii)	matching contributions made under the Company’s §401(k) Plan, which is generally available to our eligible employees, of $7,950;
(iii)	reimbursement of taxes related to work performed in Massachusetts of $130; and
(iv)	accrued cash dividends on unvested restricted stock of $40,000.

(5)	Mr. Cootey joined the Company as Senior Vice President – Finance in January 2014 and was promoted to Chief Financial Officer, effective as of May 16, 2014. He left the Company effective March 1, 2017.

Discussion of Summary Compensation Table

In 2016, each of the NEOs received a base salary in accordance with the terms of his or her employment agreement, as approved by the Compensation Committee. Key terms of the current agreements, as in effect on December 31, 2016, were as follows:

Named Executive Officer	Contract Expiration	Base Salary

Stephen A. Wynn	10/24/22	$2,500,000
Matt Maddox (1)	12/31/19	$1,500,000
Kim Sinatra (2)	2/17/20	$1,000,000
John Strzemp	3/31/17	$750,000
Stephen Cootey	1/02/17	$625,000

(1)

On February 28, 2017, the Company amended and restated Mr. Maddox’s employment agreement, effective as of November 4, 2016, which extended the term of his employment agreement for approximately three years through December 31, 2019.

(2)

On February 28, 2017, the Company amended and restated Ms. Sinatra’s employment agreement, effective as of November 4, 2016, which increased her base salary from $850,000 to $1,000,000 per year and extended the term of her employment agreement for approximately three years through February 17, 2020.

Each of the employment agreements provide that the executive will participate in company profit sharing and retirement plans if offered, disability or life insurance plans, medical and/or hospitalization plans, vacation and expense reimbursement programs. In addition, the agreements provide for severance payments and benefits upon certain terminations of employment, including termination following a change in control, as discussed in the section below entitled “Potential Payments Upon Termination or Change in Control.”

Executive Compensation Tables

Executive Compensation Tables

2016 Grants of Plan-Based Awards Table

The Omnibus Plan rewards management for creation of superior return to stockholders, measured by the operating performance of our resorts. The amounts shown in the table below reflect potential payments when the performance criteria under this plan were established in the first quarter of 2016. Actual payouts are reflected in the “Stock Awards” and “Non-Equity Incentive Plan” columns of the Summary Compensation table.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer		Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)

Stephen A. Wynn	N/A	$20,000,000	$25,000,000	$30,000,000	—	—
Matt Maddox	N/A	$2,400,000	$3,000,000	$3,600,000	—	—
Kim Sinatra	N/A	$1,360,000	$1,700,000	$2,040,000	—	—
John Strzemp	N/A	$1,200,000	$1,500,000	$1,800,000	—	—
Stephen Cootey	N/A	$500,000	$625,000	$750,000	—	—

(1)

The potential 2016 performance-based annual incentive awards that could have been earned for 2016 are subject to (a) the limitations set forth in the Omnibus Plan, including the cash and stock grant limits and continued employment through the end of the performance period, (b) the Compensation Committee’s ability to reduce awards in its discretion and (c) the Compensation Committee’s discretion to pay a portion of the awards in shares of Common Stock. Actual awards were based upon achievement of the 2016 performance criteria: (1) achievement of a 2016 Adjusted Property EBITDA goal; (2) retention of specified third party recognition of quality and performance; and (3) opening of Wynn Palace as of December 1, 2016. Actual payouts are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentives.”

(2)

Amounts in the Threshold column reflect potential awards for achievement of 2016 Adjusted Property EBITDA between $1.0 billion to $1.2 billion and achievement of goals 2 and 3. No awards would have been payable under goal 1 if the 2016 Adjusted Property EBITDA were below $1.0 billion.

(3)	Amounts in the Target column reflect potential awards for achievement of 2016 Adjusted Property EBITDA between $1.2 billion to $1.4 billion and achievement of goals 2 and 3.
(4)	Amounts in the Maximum column reflect potential awards for achievement of 2016 Adjusted Property EBITDA of over $1.4 billion and achievement of goals 2 and 3.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)

Stephen A. Wynn	—	—		—	—	—		—
Matt Maddox	175,000	—		$107.95	5/6/2018	—		—
	60,000	90,000	(1)	$47.12	5/6/2019	—		—
Kim Sinatra	75,000	—		$107.95	5/6/2018	—		—
	—	75,000	(2)	$47.12	5/6/2019	—		—
John Strzemp	—	—		—	—	17,500	(3)	$1,513,925
Stephen Cootey	—	—		—	—	20,000	(4)	$1,730,200

(1)	30,000 stock options will vest on May 6, 2017, and each anniversary thereafter until the 90,000 stock options are fully vested.
(2)	25,000 stock options will vest on May 6, 2017, and each anniversary thereafter until the 75,000 stock options are fully vested.
(3)	17,500 shares vested on February 21, 2017.
(4)	6,667 shares vested on January 2, 2017. 6,667 and 6,666 shares were scheduled to vest on January 2, 2018 and January 2, 2019, respectively, but were forfeited as of March 1, 2017.
(5)	Amounts in this column are based upon the closing price of the Company’s stock at December 31, 2016, which was $86.51 per share.

Executive Compensation Tables

Executive Compensation Tables

All vesting is conditioned upon such NEOs being an employee of the Company on the vesting date, except as discussed below under “Potential Payments Upon Termination or Change in Control.”

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)

Stephen A. Wynn	—	—	169,902	$8,749,953
Matt Maddox	—	—	73,300	$6,118,450
Kim Sinatra	50,000	$2,632,471	38,203	$3,139,205
John Strzemp	—	—	14,150	$792,925
Stephen Cootey	—	—	—	—

(1)

Except with respect to 50,000 shares for Mr. Maddox, 25,000 shares for Ms. Sinatra, and 2,500 shares for Mr. Strzemp, the shares vested relate to the 2015 performance-based annual incentive awards, which were granted in January 2016.

The amounts reported in the table above are based on the closing price of the Company’s Common Stock on the date the stock award vested. Upon vesting of the stock award, the executive also was paid an amount equal to the dividends that had accrued on the shares prior to their vesting.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination Due to Death, Complete Disability or License Revocation. The Company’s employment agreements with its NEOs provide that such agreements terminate automatically upon death or complete disability of the employee, as well as upon failure of the employee to obtain or maintain any required gaming licenses. Upon such termination, (a) for all NEOs other than Mr. Wynn, such NEO is entitled to a lump sum payment of accrued and unpaid base salary and vacation pay through the termination date and (b) for Mr. Wynn, Mr. Wynn is entitled to a lump sum separation payment (described below), payment of accrued and unpaid base salary and vacation pay through the termination date and an excise tax gross up. In addition, certain of the stock option agreements and restricted stock agreements held by the NEOs provide that unvested options and shares will vest upon such termination.

Payments Made Upon Termination Without Cause at Employer’s Election During the Term. The Company’s employment agreements with its NEOs provide that such agreements are terminable by the Company without cause upon notice to the employee, so long as a “separation payment” is paid as provided in such contracts. Cause is defined as (i) inability or failure to secure and/or maintain any licenses or permits required by government agencies with jurisdiction over the business of the Company or its affiliates; (ii) willful destruction of property of the Company or an affiliate having a material value to the Company or such affiliate; (iii) fraud, embezzlement, theft, or comparable dishonest activity (excluding acts involving a de minimis dollar value and not related in any manner to the Company, its affiliates or their business); (iv) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony; (v) material breach of employment agreement; (vi) neglect, refusal, or knowing failure to materially discharge duties (other than due to physical or mental illness) commensurate with title and function, or failure to comply with the lawful directions of the Company; (vii) knowing material misrepresentation to the Company or its board of directors; (viii) failure to follow a material policy or procedure of the Company or an affiliate, which does or could result in material harm to the Company or to the Company’s reputation; or (ix) material breach of a statutory or common law duty of loyalty or fiduciary duty to the Company or an affiliate.

The “separation payment” for all NEOs except for Mr. Cootey consists of a multiple (ranging from one to, in the case of Mr. Wynn, three times) of the sum of (a) base salary through the end of the term of the agreement, but not less than 12 months (and in Mr. Wynn’s case, not more than four years); (b) bonus for all bonus periods based upon last bonus paid pursuant to the employment agreement through the end of the term of the agreement but not less than 12 months (and in Mr. Wynn’s case, not more than four years); (c) any accrued but unpaid vacation pay; and (d) except for Mr. Cootey, an excise tax gross up. For Mr. Cootey, the “separation payment” consists of a sum equal to base salary through the end of the term of agreement, but not less than 12 months, plus the bonus that was paid to him for the preceding bonus period, plus any accrued but unpaid vacation pay. If Mr. Maddox, Ms. Sinatra or Mr. Cootey is terminated without cause, then as a condition to receiving such separation payment, he/she must execute a written release-severance agreement that

Executive Compensation Tables

Executive Compensation Tables

(1) releases the Company, its affiliates, and their officers, directors, agents and employees, from any claims or causes of action, and (2) provides for the confidentiality of both the terms of the release-severance agreement and the compensation paid. In addition, except for Mr. Cootey, the NEOs are entitled to health benefits coverage under the same plan or arrangement as the NEO was covered immediately prior to termination. Health benefits are to be provided until the earlier of the remainder of the original term, or until the employee is covered by a plan of another employer. The restricted stock awards granted to Mr. Maddox and Ms. Sinatra in 2017 will vest pro rata for the number of months served since the grant date upon termination by the Company without “cause.”

Payments Made Upon Termination by Employee for Good Reason after Change in Control. The Company’s employment agreements with its NEOs provide that such agreements are terminable by the employee for good reason after a change in control. A change in control is defined as (a) any person or group (other than Mr. Wynn and his affiliates) becomes the beneficial owner of more than 50% of the Company’s outstanding securities, (b) the existing directors of the Company (including those elected in the normal course and not including those elected as a result of an actual or threatened election contest) cease to constitute a majority of the Board of the Company, or (c) the consummation of a merger, consolidation or reorganization to which the Company is a party or the sale or disposition of substantially all of the assets of the Company. Good reason is defined as: (i) reduction of employee’s base salary; (ii) discontinuation of employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce employee’s potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites to employee; (iv) requirement that such employee change the location of his or her job or office by a distance of more than 25 miles; (v) reduction of responsibilities or required reporting to a person of lower rank or responsibilities; or (vi) a successor’s failure to expressly assume in writing the employment agreement. Upon termination by the employee pursuant to this provision, the employee is entitled to the same amounts and in the case of the post-employment health benefits of Ms. Sinatra, subject to the same obligations described under “Payments Made Upon Termination Without Cause at Employer’s Election During the Term” above. In addition, if an executive’s termination is deemed to occur in connection with a change in control under the Internal Revenue Code, certain executives are entitled to a tax gross up on the excise tax if the executive’s benefits trigger an excise tax. Pursuant to the terms of the applicable stock option agreements and restricted stock grant agreements, some or all of the unvested options and restricted stock held by the NEOs would immediately vest upon termination by the Company without cause or upon termination by the employee for good reason after a change in control. The restricted stock awards granted to Mr. Maddox and Ms. Sinatra in 2017 will vest in full upon termination for “good reason” following a “change of control.”

Payments Made Upon Termination. The tables below reflect the amount of compensation that would become payable to each of the NEOs under existing agreements and arrangements if the named executive’s employment had terminated on December 31, 2016, given the named executive’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits generally available to all salaried employees, such as distributions under the Company’s 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. The actual amounts that would be paid upon an NEO’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Executive Compensation Tables

Executive Compensation Tables

Stephen A. Wynn

In the case of Mr. Wynn, the payment to be made upon death or disability is the salary and bonus that would be payable during the remaining term of the contract with a limit at four years and upon “Termination Without Cause at Employer’s Election During the Term” and “Termination by Employee for Good Reason After Change in Control” is three times the salary and bonus that would be payable during the remaining term of the contract with a limit of four years.

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	$10,000,000	$30,000,000	$30,000,000
Bonus (1)	$100,000,000	$300,000,000	$300,000,000
Stock Options/Restricted Stock	—	—	—
Company Paid Life Insurance	$1,300,000	—	—
Tax Gross Up	—	—	$164,611,972
Benefits (2)	$232,971	$232,971	$355,427

(1)	Calculation based on 2016 annual incentive award paid in 2017.
(2)

Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Matt Maddox

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	—	$4,500,000	$4,500,000
Bonus (1)	—	$9,000,000	$9,000,000
Stock Options/Restricted Stock (2)	$ 5,908,500	$2,363,400	$2,363,400
Company Paid Life Insurance	$ 1,500,000	—	—
Tax Gross Up	—	—	—
Benefits (3)	—	$167,589	$167,589

(1)	Calculation based on 2016 annual incentive award paid in 2017.
(2)

Upon death or complete disability, unvested stock options of 90,000 would vest in full immediately. Using the closing price on December 31, 2016, the value of such stock options upon exercise would have been $3,545,100. As of December 31, 2016, vested stock options of 60,000 were available for exercise. Using the closing price on December 31, 2016, the value of such vested shares would have been $2,363,400.

(3)

Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Kim Sinatra

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	—	$3,166,667	$3,166,667
Bonus (1)	—	$5,383,333	$5,383,333
Stock Options/Restricted Stock (2)	$ 2,954,250	—	—
Company Paid Life Insurance	$ 1,000,000	—	—
Tax Gross Up	—	—	—
Benefits (3)	—	$178,127	$178,127

(1)	Calculation based on 2016 annual incentive award paid in 2017.
(2)

Upon death or complete disability, unvested stock options of 75,000 would vest in full immediately. Using the closing price on December 31, 2016, the value of such stock options upon exercise would have been $2,954,250.

(3)

Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Executive Compensation Tables

Executive Compensation Tables

John Strzemp

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	—	$750,000	$750,000
Bonus (1)	—	$1,500,000	$1,500,000
Stock Options/Restricted Stock (2)	—	—	—
Company Paid Life Insurance	$487,500	—	—
Tax Gross Up	—	—	—
Benefits (3)	—	$51,473	$51,473

(1)	Calculation based on 2016 annual incentive award paid in 2017.
(2)	Upon termination for any reason, any of his 17,500 shares of restricted stock that have not vested as of December 31, 2016, would be forfeited.
(3)

Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Stephen Cootey

	Termination Upon Death or Complete Disability	Termination Without Cause at Employer’s Election During the Term	Termination by Employee for Good Reason After Change in Control
Base Salary	—	$625,000	$625,000
Bonus (1)	—	$625,000	$625,000
Stock Options/Restricted Stock (2)	—	—	—
Company Paid Life Insurance	$625,000	—	—
Tax Gross Up	—	—	—
Benefits	—	—	—

(1)	Calculation based on 2016 annual incentive award paid in 2017.
(2)	Upon termination for any reason, any of his 20,000 shares of restricted stock that have not vested as of December 31, 2016, would be forfeited.

Executive Compensation Tables

Certain Relationships and Related

Transactions

Pursuant to Company policy, the Audit Committee reviews for approval or ratification all transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Company’s Common Stock, and their respective immediate family members. The policy classifies as pre-approved: (a) employment of executive officers and director compensation if the compensation is required to be reported under Item 402 of Regulation S-K; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s or donee’s shares if the aggregate amount does not exceed the greater of $200,000 or 5% of that company’s or donee’s total annual revenues; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all stockholders benefit on a pro rata basis; (d) transactions involving competitive bids; (e) regulated transactions involving services as a common carrier or public utility at rates fixed in conformity with law or governmental authority; and (f) transactions with related parties involving a bank as depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The Audit Committee receives notice of the occurrence of all pre-approved transactions. All other transactions with related persons are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following are the material transactions or agreements between the Company and related persons. The Audit Committee has approved or ratified all of these transactions that occurred after the date of the adoption of the policy.

Stockholders Agreement. On January 6, 2010, Mr. Wynn, the Chairman of the Board and Chief Executive Officer of the Company, Ms. Elaine P. Wynn, and Aruze USA, Inc. (“Aruze”), each of whom were then greater than 5% stockholders of the Company, entered into an amended and restated stockholders agreement (the “Amended and Restated Stockholders Agreement”), which amended and restated the stockholders agreement between Mr. Wynn and Aruze (which was entered into as of April 11, 2002, was amended as of November 8, 2006, and was subject to waivers and consents, dated July 31, 2009, and August 13, 2009). Pursuant to the Amended and Restated Stockholders Agreement, Ms. Wynn (a) became a party to the Amended and Restated Stockholders Agreement in connection with her ownership of 11,076,709 shares of the Company’s Common Stock that were transferred to Ms. Wynn by Mr. Wynn and (b) became subject to the covenants and provisions thereof, including with respect to voting agreements, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on transfer of such shares subject to release of $10 million of such shares on January 6, 2010 and on each of the following nine anniversaries thereof. In addition, the Amended and Restated Stockholders Agreement amended the voting agreement provision to provide that each of Mr. Wynn, Ms. Wynn and Aruze agree to vote all shares of the Company held by them and subject to the terms of the Amended and Restated Stockholders Agreement in a manner so as to elect to the Company’s Board of Directors each of the nominees contained on each and every slate of directors endorsed by Mr. Wynn, which slate will include, subject to certain conditions, Ms. Wynn and, so long as such slate results in a majority of directors at all times being candidates endorsed by Mr. Wynn, nominees approved by Aruze. As a result of the Company’s redemption and cancellation (see Item 3—“Legal Proceedings” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016) on February 18, 2012 of the 24,549,222 shares of the Company’s Common Stock then held by Aruze (the “Former Aruze Shares”), the Former Aruze Shares are no longer issued and outstanding and neither Mr. Wynn nor Ms. Wynn has or shares the power to vote or dispose of the Former Aruze Shares. Further, by virtue of the redemption of the Former Aruze Shares, neither Mr. Wynn nor Ms. Wynn remains a member of any “group” with Aruze nor is either of Mr. Wynn or Ms. Wynn otherwise a beneficial owner of the Former Aruze Shares. Ms. Wynn has filed a claim against Mr. Wynn seeking to invalidate the Amended and Restated Stockholders Agreement.

Artwork. Since June 2006, Wynn Las Vegas, LLC has leased certain pieces of fine art from Mr. Wynn for an annual fee of $1.00. Wynn Las Vegas, LLC is responsible for all expenses incurred in exhibiting and safeguarding those works that it exhibits under the lease, including the cost of insurance (including terrorism insurance) and taxes.

The “Wynn” Surname Rights Agreement. On August 6, 2004, the Company entered into agreements with Mr. Wynn that confirm and clarify the Company’s rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted the Company an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted the Company the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense his persona and publicity rights to the Company’s affiliates, until October 24, 2017.

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Villa Lease. Mr. Wynn currently leases property at Wynn Las Vegas for use as his personal residence and pays Wynn Las Vegas annual rent at the fair market value of the accommodations based on independent third-party expert opinions of value. Pursuant to the 2013 Second Amended and Restated Agreement of Lease, as amended (the “Second A&R Lease”), Mr. Wynn leased three fairway villas as his personal residence and paid $525,000 per year from November 5, 2013 through February 28, 2015, and $559,295 per year from March 1, 2015 through November 3, 2016. In December 2016, Mr. Wynn and Wynn Las Vegas replaced the Second A&R Lease with a Third Amended and Restated Agreement of Lease, which was effective November 3, 2016 (the “Third A&R Lease”), to reduce the space leased to Mr. Wynn as his personal residence and to adjust the annual rent paid to $305,680 per year. The lease, including each amendment and restatement, have been approved by the Audit Committee of the Board of Directors of Wynn Resorts and provides that Wynn Las Vegas pays for all capital improvements to the villas; certain services for, and maintenance of, the villas are included in the annual rent; and the annual rent will be re-determined every two years during the term of the lease.

Aircraft Arrangements. Consistent with the Board’s requirement that Mr. Wynn travel privately for security reasons, the Company historically has provided him with access to Company aircraft for both personal and business travel. In January 2015, Mr. Wynn’s employment agreement and other relevant agreements with the Company were modified, effective as of January 1, 2015, to, among other things, provide that Mr. Wynn will reimburse the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee. Additionally, the Company is required to include as taxable compensation of Mr. Wynn, the direct costs that the Company incurs in operating the aircraft where personal passengers accompany him on business flights, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables. During 2016, $142,990 was included in Mr. Wynn’s taxable compensation and Mr. Wynn reimbursed the Company $403,741 through his deposit account described below.

Reimbursable Costs. The Company periodically provides services to certain of its executive officers and directors, including the personal use of employees, construction work and other personal services. These certain officers and directors have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2016, Mr. Wynn had a net deposit balance with the Company of $264,160.

Plane Option Agreement. On January 3, 2013, the Company and Mr. Wynn entered into an agreement pursuant to which Mr. Wynn agreed to terminate a previously granted option to purchase an approximately two acre tract of land located on the Wynn Las Vegas golf course and, in return, the Company granted Mr. Wynn the right to purchase any or all of the aircraft owned by the Company or its direct wholly owned subsidiaries. The aircraft purchase option is exercisable upon 30 days written notice and at a price equal to the book value of such aircraft and will terminate on the date of termination of the employment agreement between the Company and Mr. Wynn, which expires in October 2022.

Other. In addition to the above, the Company (or its subsidiaries) employs Mary Ann Pascal, the sister-in-law of Elaine P. Wynn (who is a beneficial owner of in excess of 5% of the outstanding shares of the Company’s Common Stock), as Vice President—Player Development at Wynn Las Vegas. The Audit Committee of the Company approved the employment arrangement in advance and determined that compensation was at (or below) levels paid to non-family members. Total compensation paid to Ms. Pascal for 2016 included the following amounts calculated in the same manner as the Summary Compensation Table values presented for NEOs: base salary of $200,000, bonus of $50,000, and other compensation of $774. Ms. Pascal’s annual base salary for 2017 is $200,000.

Certain Relationships and Related Transactions

Proposal 2: Ratification of Appointment

of Independent Auditors

The Audit Committee of the Board has selected Ernst & Young LLP, a registered public accounting firm, as our independent auditors to examine and report to our stockholders on the consolidated financial statements of our Company and its subsidiaries for the fiscal year ending December 31, 2017. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

As a matter of good corporate governance, the Audit Committee has determined to seek stockholder ratification of its selection of Ernst & Young LLP as the Company’s independent auditors, although this is not required under Nevada law the Company’s Articles or Bylaws, SEC rules or NASDAQ listing standards. If the stockholders do not ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2017, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors. Even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Audit and Other Fees

The following table presents the aggregate fees billed (or expected to be billed) to the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent auditor for each of the fiscal years ended December 31, 2016, and December 31, 2015:

	Aggregate Fees
Category	2016	2015

Audit fees	$2,746,000	$2,175,000
Audit-related fees	$36,000	$73,000
Tax fees	$91,000	$71,000
All other fees	—	—

“Audit fees” includes the aggregate fees for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30 and September 30, for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the years ended December 31, 2016, and 2015, and for the audit of our internal controls over financial reporting as of December 31, 2016, and 2015. “Audit fees” also include fees for services provided in connection with securities offerings, audit-related accounting consultations and statutory audits of certain subsidiaries of the Company. “Audit-related fees” include the aggregate fees for the audit of the Company’s defined contribution employee benefit plan and consultation with management as to certain transactions or events. “Tax fees” include fees for domestic and international tax planning and other research. All of our independent auditor’s fees were pre-approved by the Audit Committee in 2016. The Audit Committee pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate; or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

AUDITORS FOR THE YEAR 2017.

Proposal 2: Ratification of Appointment of Independent Auditors

Proposal 2: Ratification of Appointment of Independent Auditors

Report of the Audit Committee

Our role is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for auditing and providing an attestation report on the effectiveness of our internal control over financial reporting.

We have reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2016. We have discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. We have received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

Audit Committee

John J. Hagenbuch, Chairman

Robert J. Miller

Alvin V. Shoemaker

D. Boone Wayson

Proposal 2: Ratification of Appointment of Independent Auditors

Proposal 3: Advisory Vote to Approve the

Compensation of Named Executive Officers

In accordance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”)) and the related rules of the SEC, the Company will present a resolution at the Annual Meeting to enable our stockholders to approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

This proposal, commonly known as a “Say-on-Pay” proposal, allows our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. In considering their vote, stockholders are urged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. Although this vote is advisory only, and therefore non-binding, the Board and the Compensation Committee will review and evaluate the voting result when considering future executive compensation decisions. The Company holds such votes every three years; unless the Board modifies its policy on the frequency of future Say-on-Pay votes, the next such vote will be held at the 2020 Annual Meeting.

As described in detail under Compensation Discussion and Analysis, our compensation programs are designed to support the Company’s long-term success by motivating our executives to achieve excellent results for us. We believe that our executive compensation program, with our balance of base salary, performance-based bonuses and long vesting equity awards, encourages and rewards sustained performance that is aligned with long-term stockholder interests.

Therefore, in accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Wynn Resorts, Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding each named executive officer’s compensation (together with the accompanying narrative disclosure) in the Proxy Statement for the 2017 Annual Meeting of Stockholders.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE APPROVAL OF THE ADVISORY RESOLUTION ON OUR NAMED EXECUTIVE OFFICER COMPENSATION.

Proposal 3: Advisory Vote to Approve the Compensation of Named Executive Officers

Proposal 4: Advisory Vote to Approve the Frequency of Future Advisory Votes to Approve the Compensation of Named

Executive Officers

In Proposal No. 3 above, we are asking stockholders to vote on an advisory Say-on-Pay resolution, and we will provide this type of advisory vote at least once every three years. Pursuant to Section 14A of the Exchange Act, in this Proposal No. 4 we are asking stockholders to cast a non-binding advisory vote on how frequently we should seek an advisory vote to approve the compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a “Say-on-Frequency” vote. Under this proposal, our stockholders may cast a non-binding advisory vote on whether they would prefer to have a vote on the compensation program of our named executive officers every year, every two years or every three years.

After careful consideration, our Board of Directors recommends that future non-binding advisory votes on compensation of our named executive officers be held every three years (triennially). We believe that this frequency is appropriate because our compensation programs are designed to reward long-term performance as seen in our multi-year employment agreements with our named executive officers as discussed in “Employment Agreements” of the Compensation Discussion and Analysis above and our practice of granting only periodic (instead of annual) long-term equity awards with multi-year vesting schedules, as discussed in “Long-term Incentives” of the Compensation Discussion and Analysis above, and it would avoid placing too much emphasis on the results or actions of a single year. We encourage our stockholders to evaluate our executive compensation programs and our corporate performance over a multi-year horizon and a triennial vote would allow our stockholders to provide us with input on a more informed and thoughtful manner based on a long-term analysis of our compensation program. In addition, we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for the Compensation Committee and the Board of Directors to evaluate the results of the most recent advisory Say-on-Pay vote, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the Compensation Committee’s actions in context.

We understand that our stockholders may have different views as to what is an appropriate frequency for future advisory Say-on-Pay votes, and we will carefully review the voting results. Stockholders will be able to specify one of four choices for this proposal on the proxy card: “Three Years”, “Two Years”, “One Year” or “Abstain.”

As an advisory vote, this proposal is not binding. However, our Board of Directors value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes to approve the compensation program of our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE OPTION OF A VOTE EVERY “THREE YEARS” ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS.

Proposal 4: Advisory Vote to Approve the Frequency of Future Advisory Votes to Approve the Compensation of Named Executive Officers

Proposal 5: Stockholder Proposal

Regarding A Political Contributions Report

The Company has been advised that the New York State Common Retirement Fund, 59 Maiden Lane, 30th Floor, New York, NY 10038, the beneficial owner of 172,000 shares as of November 2, 2016, intends to submit the following proposal for consideration at the Annual Meeting:

“Resolved, that the shareholders of Wynn Resorts (‘Wynn’ or ‘Company’) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.”

Supporting Statement of the New York State Common Retirement Fund

“As long-term shareholders of Wynn, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, organizations, or ballot measures; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court said in its Citizens United decision: ‘[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.’ Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Publicly available records show that Wynn contributed at least $7.4 million in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Time Warner, Inc., Darden Restaurants Inc. and Target Corp. that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

The Board of Directors’ Statement in Opposition

After careful consideration, the Board of Directors recommends that stockholders vote AGAINST this proposal for the following reasons:

The Company operates in a highly regulated industry, and the decisions of federal, state, and local governments can significantly impact the Company. Therefore, the Board believes that it is critical that the Company participate in the political process to protect its business interests and its stockholders’ interests. The Company is committed to participating in the

Proposal 5: Stockholder Proposal Regarding A Political Contributions Report

Proposal 5: Stockholder Proposal Regarding A Political Contributions Report

political process as a good corporate citizen, in full compliance with applicable laws. Accordingly, the Company has adopted the Political Contributions Policy (the “Policy”), which is available on our investor relations website at http://phx.corporate-ir.net/phoenix.zhtml?c=132059&p=irol-politicalcontributionspolicy. In addition to the Company’s Code of Business Conduct and Ethics, the Policy governs the Company’s consideration of political activities, including the Company’s political contributions at the federal, state, and local levels, and the Company’s membership in trade associations.

Under the Policy, the Company’s political contributions at the federal, state, and local levels are subject to extensive internal review and oversight to confirm their compliance with applicable contribution limits and regulations. Recognizing that the Company likely will not agree with every position a candidate takes, the Company’s government affairs team meets with a candidate prior to making significant contributions to determine whether supporting the candidate is in the best interests of the Company and its stockholders. In addition, the Company reports to the Audit Committee on its political contributions on a periodic basis.

The Company also believes that it provides sufficient transparency with respect to its political contributions. The Company’s participation in political activities includes contributions to federal elections through Wynn Resorts Limited Initiative for Public Policy, a separate segregated fund for the purposes of soliciting and accepting political contributions (“Wynn PAC”). In compliance with federal law, Wynn PAC files regular reports with the Federal Election Commission (the “FEC”) to disclose political contributions by Wynn PAC. These reports are publicly available on the FEC website. In addition, reports regarding the Company’s specific political contributions in various jurisdictions are publicly available at each jurisdiction’s official website.

From time to time, the Company pays annual membership dues to industry trade associations. The trade associations in which the Company participates may engage in political activities, but such decisions are governed by those associations’ respective bylaws. Thus, even when the Company participates in trade associations, the Company does not control how they use membership dues. The Company expects these trade associations to comply with applicable laws with respect to their political activities. As such, the Board believes that additional disclosures regarding the specific payments made to these trade associations would not benefit stockholders.

In sum, the Company already discloses sufficient information regarding its political contributions and already has an appropriate system of oversight in place, including the Policy, to confirm that the Company’s political contributions comply with applicable law and are in the best, long-term interests of the Company and its stockholders. Accordingly, the Board believes that preparing an additional report as requested by the proposal would be an unnecessary and imprudent use of the Company’s time and resources.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE

STOCKHOLDER PROPOSAL REGARDING A POLITICAL CONTRIBUTIONS REPORT.

Proposal 5: Stockholder Proposal Regarding A Political Contributions Report

Additional Information

Proxy Procedure and Expenses of Solicitation

We will retain an independent tabulator to receive and tabulate the proxies and an inspector of elections will certify the results. In addition, we have engaged Innisfree M&A Incorporated (“Innisfree“), a professional proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting. The Company has agreed to pay Innisfree a fee of $20,000, plus reimbursement for out of pocket expenses. The address of Innisfree is 501 Madison Avenue, 20th Floor, New York, New York 10022. If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact Innisfree toll-free at (888) 750-5834.

All expenses incurred in connection with the solicitation of proxies will be borne by us. We will also reimburse banks, brokers and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by directors, officers and employees without additional compensation.

Stockholder Proposals

Stockholders intending to present a proposal at the 2018 Annual Meeting of Stockholders for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must submit the proposal in writing to Wynn Resorts, Limited, Attention: Corporate Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Such proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and must be received by the Company no later than November 10, 2017.

In addition, our Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting when nomination and/or the other business are not submitted for inclusion in the Company’s proxy statement. Generally, notice of a nomination or proposal not submitted pursuant to Rule 14a-8 must be delivered to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered to us not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Accordingly, for our 2018 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than January 21, 2018 and no earlier than December 22, 2017. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. If a stockholder complies with the forgoing notice provisions and with certain additional procedural requirements in the Bylaws and SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Annual Report

Our financial statements for the year ended December 31, 2016, are included in our 2016 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at http://www.wynnresorts.com. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702) 770-7555 or send a written request to the Company at Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and we will send a copy to you without charge.

Householding

Stockholders who are beneficial owners, but not the record holders, who share a single address may receive only one copy of the Company’s proxy materials, unless the broker, bank or other nominee delivering the materials has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a

Additional Information

Additional Information

separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of the proxy materials, now or in the future, should submit his or her request to the Company by telephone at (702) 770-7555 or by submitting a written request to Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future.

Other Business

The Company is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the executed proxies on such matters as they determine appropriate in their discretion.

Additional Information

WYNN RESORTS, LIMITED ATTN: ROXANE PEPER 3131 LAS VEGAS BLVD. SOUTH LAS VEGAS, NV 89109
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
The Board of Directors recommends you vote FOR the following:
For All Withhold All For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors
Nominees
01 Robert J. Miller 02 Clark T. Randt, Jr. 03 D. Boone Wayson
The Board of Directors recommends you vote FOR proposals 2. and 3.
For Against Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the proxy statement.
The Board of Directors recommends you vote 3 YEARS on the following proposal:
3 years 2 years 1 year Abstain
4. To approve, on a non-binding advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers.
The Board of Directors recommends you vote AGAINST the following proposal:
For Against Abstain
5. To vote on a stockholder proposal regarding a political contributions report, if properly presented at the Annual Meeting.
NOTE: To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000310224_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com
WYNN RESORTS, LIMITED Proxy for Annual Meeting of Stockholders To Be Held on April 21, 2017 This proxy is solicited by the Board of Directors
The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Matt Maddox or Kim Sinatra, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held on April 21, 2017, at 9:00 am, local time, at the Encore Ballroom at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (the “Annual Meeting”), and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES LISTED ON PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3, FOR “THREE YEARS” ON PROPOSAL NO. 4, AND “AGAINST” PROPOSAL NO. 5 (IF PROPERLY PRESENTED AT THE MEETING) AND THEY WILL BE VOTED IN THE DISCRETION OF THE PROXIES OR THEIR SUBSTITUTES ON ANY OTHER MATTER AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Continued and to be signed on reverse side
0000310224_2 R1.0.1.15